Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among

COMFORT SYSTEMS USA, INC.,

as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Lead Bookrunner

Bank of Texas, N.A., Capital One N.A. and Regions Bank
as Co-Syndication Agent

and

CERTAIN FINANCIAL INSTITUTIONS

as Lenders

$125,000,000

July 16, 2010

i

Schedules and Exhibits:

Pricing Schedule

Exhibit 2.1	Revolving Note
Exhibit 2.2(b)	Borrowing Notice
Exhibit 2.3(c)	Continuation/Conversion Notice
Exhibit 2.10	Letter of Credit Application and Agreement
Exhibit 2.16	Swingline Note
Exhibit 2.17	Incremental Commitment Agreement
Exhibit 6.2(b)	Certificate Accompanying Financial Statements
Exhibit 10.5	Assignment and Acceptance Agreement

Schedule 1.1(a)	Existing Liens
Schedule 1.1(b)	Existing Letters of Credit
Schedule 3.1	Lenders Schedule
Schedule 4.1	Security Documents
Schedule 5	Disclosure Schedule
	Section 5.7	Other Obligations and Restrictions
	Section 5.9	Litigation
	Section 5.10	Labor Disputes and Acts of God
	Section 5.11	ERISA Disclosures
	Section 5.12	Environmental and Other Laws
	Section 5.13	Names and Places of Business
	Section 5.14	Subsidiaries
Schedule 7.1	Existing Indebtedness

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is made as of July 16, 2010, by and among Comfort Systems USA, Inc., a Delaware corporation, Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, N.A.), a national banking association, as Agent, and the Lenders referred to below, and amends and restates that certain Amended and Restated Credit Agreement dated February 20, 2007 entered into by the Borrower, the Lenders therein and Wachovia Bank, N.A., as administrative agent (the “Existing Credit Agreement”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein, in consideration of the loans which may hereafter be made by Lenders and the Letters of Credit which may be made available by LC Issuer to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

DEFINITIONS AND REFERENCES

Defined Terms.  As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Account Debtor” means the Person which is obligated on any Receivable.

“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, of all or substantially all of the capital stock of any Person or group of Persons or all or substantially all of the assets, liabilities, and business of any Person or group of Persons.

“Adjusted Base Rate” means, on any day, the Base Rate for such day plus the Base Rate Margin for such day, provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Eurodollar Margin for such day plus (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate.  The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Eurodollar Margin or the Reserve Requirement changes.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities or other equity interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” means Wells Fargo Bank, National Association, as administrative agent hereunder, and its successors in such capacity.

“Aggregate Commitment” means the aggregate of all Lenders’ Revolving Loan Commitments, as such may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of Base Rate Loans and such Lender’s Eurodollar Lending Office in the case of Eurodollar Loans.

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.  As used herein, “CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of a Lender.

“Assignment and Acceptance” means the agreement contemplated by Section 10.5.

“Assignment of Prior Credit Documents” means the Assignment of Notes, Liens and Security Agreements of even date with the Existing Credit Agreement by the Prior Agent and each of the lenders party to the Prior Credit Agreement in favor of the Agent and the other Lender Parties.

“Attributable Indebtedness” means, when used with respect to any Sale Leaseback Transaction, as at the time of determination, the capitalized amount of the remaining lease payments under the relevant lease or other applicable agreement that would appear on a balance sheet of the Borrower prepared as of such date in accordance with GAAP (as in effect on the Closing Date) if such lease or other agreement were accounted for as a Capital Lease.

“Base Rate” means, for any day, the rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus one-half of one percent (.5%), (b) the Prime Rate for such day, and (c) the Eurodollar Rate for a one-month Interest Period beginning on that day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.  As used in this definition, “Prime Rate” means the per annum rate of interest established from time to time by Wells Fargo Bank, National Association, as its Prime Rate, which rate may not be the lowest rate of interest charged by Wells Fargo Bank, National Association to its customers.

“Base Rate Loan” means a Loan that bears interest at the Adjusted Base Rate.

“Base Rate Margin” means on any date, with respect to each Base Rate Loan, the rate per annum set forth as such on the Pricing Schedule.

“Basis Point” or “bps” means one one-hundredth of one percent (0.01%).

“Bonded Receivables” means any Receivable resulting from goods or services provided to an Account Debtor under a job which is covered by a surety bond provided by Borrower or its agent, that is secured by assets of any Restricted Person.

“Borrower” means Comfort Systems USA, Inc., a Delaware corporation.

“Borrowing” means a borrowing of (i) new Loans of a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.2, (ii) a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3, or (iii) a Swingline Loan pursuant to Section 2.16.

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Houston, Harris County, Texas.  Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Agent, significant transactions in dollars are carried out in the interbank eurocurrency market.

“Capital Asset” means any asset which would be classified as a fixed or capital asset on a Consolidated balance sheet of any Person prepared in accordance with GAAP.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any Capital Asset, excluding (i) the cost of assets acquired with Capitalized Lease Obligations, other purchase money financing, or the proceeds of Loans under this Agreement, (ii) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, and (iii) leasehold improvement expenditures for which such Person is reimbursed promptly by the lessor.

“Capital Lease” means a lease with respect to which the lessee would be required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP as in effect on the Closing Date.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP as in effect on the Closing Date, appear as a liability on a balance sheet of such Person. “Cash Equivalents” means Investments in:

(a)           marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

(b)           demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;

(c)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d)           open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S & P; and

(e)           money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

“Change of Control” means the occurrence of any of the following events: (a) any Person or two or more Persons acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by Borrower’s management or their designees to be voted in favor of Persons nominated by Borrower’s Board of Directors) of 35% or more of the outstanding voting securities of Borrower, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Borrower) or (b) a majority of the directors of Borrower shall consist of Persons not nominated by Borrower’s Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 and Section 4.2 shall have been satisfied or waived.

“Collateral” means all property of any Restricted Person of any kind which, under the terms of any Security Document, is subject to or is purported to be subject to a Lien in favor of Lenders (or in favor of Agent for the benefit of Lenders).

“Commitment Fee” shall have the meaning set forth in Section 2.5(c).

“Commitment Fee Rate” means, on any date, the rate per annum designated as such and set forth on the Pricing Schedule.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder or the obligations of LC Issuer to issue Letters of Credit have been terminated or the Notes become due and payable in full).

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries.  References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated Capital Expenditures” means, for any Person for any period, the Capital Expenditures of such Person calculated on a Consolidated basis for such period.

“Consolidated EBITDA” means, for any Person for any period, the sum of (a) such Person’s Consolidated Net Income during such period, plus (b) all interest expense which was deducted in determining such Person’s Consolidated Net Income; plus (c) all income taxes which were deducted in determining such Person’s Consolidated Net Income; plus (d) all depreciation and amortization which were deducted in determining such Person’s Consolidated Net Income; plus (e) any expense relating to stock options or other equity compensation provided to employees of the Borrower or any of its Subsidiaries during such period that was deducted in determining such Person’s Consolidated Net Income; plus (f) other non-cash charges, including non-cash amortization of debt incurrence costs and net mark-to-market losses provided that if such Person or any of its Subsidiaries has acquired or sold (or otherwise disposed of) a Subsidiary or assets during such period, Consolidated EBITDA of such Person shall be adjusted by the amount of the Consolidated EBITDA attributable to such Subsidiary or assets as if such acquisition or sale (or other disposition) had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any Person, for any period without duplication, all interest paid or accrued during such period on Indebtedness (including capital lease obligations) excluding amortization of debt incurrence expenses, original issue discount, and mark-to-market interest expense.

“Consolidated Net Income” means, for any Person, for any period, such Person’s Consolidated net income for such period after eliminating earnings or losses attributable to outstanding minority interests and excluding the net income of any Person other than a Subsidiary in which such Person has an ownership interest plus any Goodwill Impairment Charges.

“Consolidated Total Indebtedness” means, for any Person, as of any date, the sum of all Indebtedness of that Person and its Consolidated Subsidiaries, minus LC Exclusions, minus Attributable Indebtedness of such Person and its Consolidated Subsidiaries in an amount not to exceed $20,000,000 under Sale Leaseback Transactions relating solely to vehicles and real property.

“Continuation” refers to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

“Conversion” refers to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (provided that, if such Lender has failed for at least five Business Days to comply with any such funding obligation, the Borrower may declare such Lender to be a Defaulting Lender in a written notice to the Agent), (b) notified the Borrower, the Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or any other agreement in which it commits to extend credit or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute (provided that, if such Lender has failed for at least five Business Days to pay any such other amount, unless the subject of a good faith dispute, the Borrower may declare such Lender to be a Defaulting Lender in a written notice to the Agent), or (e) (i) become or is or has a parent company that has become or is insolvent or generally unable to pay its debts as they become due, or such Lender or its parent company admits in writing its inability to pay its debts as they become due or makes a general assignment for the benefit of its creditors or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Default Rate” means, at the time in question (a) with respect to any Base Rate Loan or any other Obligation except as described in the immediately following clause (b), the rate per annum equal to two percent (2%) above the Adjusted Base Rate then in effect for such Loan or other Obligation and (b) with respect to any Eurodollar Loan, the rate per annum equal to two percent (2%) above the Adjusted Eurodollar Rate then in effect for such Loan or other Obligation, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Disclosure Schedule” means Schedule 5 hereto.

“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any stock, partnership interest, or other equity interest in such Restricted

Person or any other Restricted Person (including any option or warrant to buy such an equity interest), or (b) any payment made by a Restricted Person to purchase, redeem, acquire or retire any stock, partnership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any such option or warrant).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on Schedule 3.1 hereto, or such other office as such Lender may from time to time specify to Borrower and Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Agent, the office, branch, or agency through which it administers this Agreement.

“Eligible Transferee” means a Person which either (a) is a Lender or an Affiliate of a Lender, or (b) is consented to as an Eligible Transferee by Agent and, so long as no Default or Event of Default is continuing, by Borrower, which consents in each case will not be unreasonably withheld (provided that (i) no Person organized outside the United States may be an Eligible Transferee if Borrower would be required to pay withholding taxes on interest or principal owed to such Person, (ii) neither the Borrower nor any of its Subsidiaries or Affiliates may be an Eligible Transferee, and (iii) no Person that is a Defaulting Lender may be an Eligible Transferee).

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity” means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA with respect to which any Restricted Person has a fixed or contingent liability.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on Schedule 3.1 hereto (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Agent.

“Eurodollar Loan” means a Loan that bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Margin” means, on any date, with respect to each Eurodollar Loan, the rate per annum set forth on the Pricing Schedule.

“Eurodollar Rate” means, for any Eurodollar Loan within a Borrowing and with respect to the related Interest Period therefor, (a) the interest rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate that appears on Reuters screen that displays an average British Bankers Association Interest Settlement Rate (such screen currently being LIBOR01) for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding subsection (a) does not appear on such screen or service or such screen or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate on such other screen or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest at which deposits in U.S. dollars (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Eurodollar Loan and with a term equivalent to such Interest Period would be offered by its London branch to major banks in the offshore U.S. dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Event of Default” has the meaning given to such term in Section 8.1.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.1(b).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Foreign Subsidiary” means any Subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code of 1986, or any Subsidiary that is held directly or indirectly by such a “controlled foreign corporation”.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may, at the Borrower’s option, be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after (a) notice of such change is given to each Lender, and (b) if such change would materially affect the results of the Borrower and its Consolidated Subsidiaries, taken as a whole, reflected in such reports and financial statements, Required Lenders and Agent agree to such change insofar as it affects the accounting of such Restricted Person and its Consolidated Subsidiaries.

“Goodwill Impairment Charges” means accounting charges resulting from the write-up or write-down of acquired goodwill and other intangible assets in accordance with FAS 142.

“Governmental Authority” means any nation, state, county, city or other political subdivision and any other governmental department, court, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

“Guarantors” means, collectively, (a) each Subsidiary of the Borrower existing on the Closing Date, other than an Immaterial Subsidiary and (b) any Subsidiary of Borrower which executes and delivers a Guaranty to Agent after the date hereof, pursuant to Section 6.15.

“Guaranty” means (a) that certain Second Amended and Restated Subsidiary Guaranty dated as of the date hereof, executed by each Guarantor existing on the Closing Date, in favor of the Agent for the ratable benefit of the Lenders, and (b) any Guaranty or joinder to a Guaranty executed by a Guarantor after the Closing Date, in favor of the Agent for the ratable benefit of the Lenders, in each case as such Guaranties may be amended, supplemented, or modified and in effect from time to time.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations.  All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Immaterial Subsidiary” means one or more Subsidiaries with aggregate gross assets of less than $500,000.

“Incremental Commitment Agreement” means an agreement in substantially the form attached as Exhibit 2.17 or such other form as Agent approves in its reasonable discretion.

“Incremental Lender” has the meaning assigned to that term in Section 2.17.

“Indebtedness” of any Person means, without duplication, obligations in any of the following categories:

(a)           debt for borrowed money;

(b)           an obligation to pay the deferred purchase price of property or services;

(c)           obligations evidenced by a bond, debenture, note or similar instrument;

(d)           Off-Balance Sheet Liabilities;

(e)           obligations arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract);

(f)            Capital Lease Obligations;

(g)           obligations to pay money arising under conditional sales or other title retention agreements;

(h)           obligations owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(i)            obligations to purchase or redeem securities or other property, if such obligations arise out of or in connection with the sale or issuance of the same or similar securities or property

(for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements);

(j)            obligations with respect to letters of credit or applications or reimbursement agreements therefore; or

(k)           obligations with respect to banker’s acceptances.

provided, however, that the “Indebtedness” of any Person shall not include (i) obligations that were incurred by such Person to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business and (ii) obligations under operating leases as defined under GAAP on the date of this Agreement entered into in the ordinary course of business.

“Initial Financial Statements” means (a) the audited annual Consolidated financial statements of Borrower dated as of December 31, 2009, and (b) the unaudited quarterly Consolidated financial statements of Borrower dated as of March 31, 2010.

“Intercreditor Agreement” means (i) that certain Intercreditor Agreement dated as of June 24, 2009 among Zurich American Insurance Company, a New York corporation, and Wachovia Bank, N.A., a national banking association, as predecessor to Lender Agent (as therein defined), as amended by the First Amendment to Intercreditor Agreement dated as of May 6, 2010, and (ii) any other agreement to which Borrower, the Agent, and any surety are parties that establishes the priorities of the parties with respect to Bonded Receivables.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the first Business Day of each Fiscal Quarter; and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto, provided that, and, if such Interest Period is greater than three months in length, then respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates for such Eurodollar Loan.

“Interest Period” means, with respect to each Eurodollar Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such Eurodollar Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one, two, three, or six months thereafter, as Borrower may elect in such notice; provided that:  (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period which would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the next preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase, acquisition of equity interests, indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.  Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

“LC Collateral” has the meaning given to such term in Section 2.14(b).

“LC Conditions” means the conditions for issuance of a Letter of Credit set forth in Sections 2.9 and 2.10.

“LC Exclusions” means the sum of (a) LC Obligations for Letters of Credit issued in the ordinary course of Borrower’s business for insurance, state qualification and routine licensing purposes and (b) LC Obligations, up to $2,000,000, for Letters of Credit issued for purposes other than those set forth in subsection (a) above.

“LC Issuer” means Wells Fargo Bank, National Association in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity, and any issuer of an Existing Letter of Credit.  Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to Wells Fargo Bank, National Association.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“Lead Arranger” means Wells Fargo Securities, LLC.

“Lender Hedging Obligations” means Indebtedness to a Lender or an Affiliate of a Lender arising out of any Hedging Contract permitted under Section 7.3.

“Lender Parties” means Agent, LC Issuer, Swingline Lender, all Lenders, and any Affiliate of a Lender that holds Lender Hedging Obligations.

“Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), and the successors of each such party as Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 3.1 hereto.

“Letter of Credit” means any letter of credit issued by LC Issuer hereunder at the application of Borrower, and shall include the Existing Letters of Credit, in each case as extended or otherwise modified by the LC Issuer from time to time.

“Liabilities” means, as to any Person, all liabilities that would appear as such on a balance sheet of such Person under GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, any and all Hedging Contracts and the Intercreditor Agreements to which Borrower and any Lender are a party, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loans” means the (i) Revolving Loans as otherwise described in Section 2.1 and (ii) the Swingline Loans as otherwise described in Section 2.16.

“Margin Stock” means margin stock, as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System.

“Material Adverse Change” means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) Borrower’s Consolidated financial condition, (b) Borrower’s Consolidated business, assets, operations or properties, considered as a whole, (c) Borrower’s ability to timely pay the Obligations, or (d) the enforceability of the material terms of any Loan Documents.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be made under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means July 16, 2014.

“Maximum Drawing Amount” means at the time in question the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit which are then outstanding.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Net Casualty Proceeds” means (a) cash insurance proceeds (other than proceeds of business interruption insurance) received by Borrower or any of its Subsidiaries in connection with a loss, damage, destruction, or casualty of any or all of the assets of Borrower or any of its Subsidiaries (the “Casualty Assets”), minus (b) the amount of such cash insurance proceeds reinvested by the Borrower or any of its Subsidiaries, so long as such reinvestment is (i) consummated or irrevocably committed to be consummated within 365 days after the receipt of such proceeds and (ii) to restore, repair, or replace the Casualty Assets, or purchase other assets with substantially the same utility and in the same line of business as the Casualty Assets.

“Net Leverage Ratio” means the ratio, determined as of the end of each of Borrower’s Fiscal Quarters for the then most-recently ended four consecutive Fiscal Quarters, of (a) its Consolidated Total Indebtedness on such day minus the amount, if any, by which (i) its and its Subsidiaries’ cash and Cash Equivalents exceed (ii) $30,000,000 to (b) its Consolidated EBITDA for such period.

“Note(s)” means the Revolving Notes and the Swingline Note.

“Obligations” means all indebtedness, liabilities and obligations, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations and any Lender Hedging Obligations.  “Obligation” means any part of the Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (but, for the avoidance of doubt, excluding any operating leases (as determined consistent with GAAP as in effect on the Closing Date) other than a Synthetic Lease).

“Percentage Share” means, with respect to any Lender (a) when used in Section 2.1, 2.2 or 2.5, in any Borrowing Notice or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender’s name on Schedule 3.1 hereto or in the most recent Assignment and Acceptance, or Incremental Commitment Agreement, if any, executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement (including in connection with the reduction or termination of a Defaulting Lender’s Revolving Loan Commitment pursuant to Section 2.18), and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question plus the Matured LC Obligations which such Lender has funded pursuant to Section 2.11(c) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under Section 2.11(c), by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time.

“Permitted Acquisition” means an Acquisition that is permitted by Section 7.7(c).

“Permitted Investments” means:

(a)           Cash Equivalents;

(b)           existing Investments described in the Disclosure Schedule;

(c)           extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business;

(d)           extensions of credit among Restricted Persons which are subordinated to the Obligations upon terms and conditions reasonably satisfactory to the Agent;

(e)           Investments by Restricted Persons in the Equity of Subsidiaries of the Borrower;

(f)            Investments by Restricted Persons in the Equity of another Person made in connection with a Permitted Acquisition;

(g)           repurchases by Restricted Persons of their Equity that are permitted pursuant to Section 7.6; and

(h)           any Investment made as a result of the receipt of non-cash consideration from a sale, transfer, lease, exchange, alienation, or disposition of assets that is permitted pursuant to Section 7.5.

“Permitted Liens” means:

(a)           statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)           landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, worker’s, suppliers or other like Liens, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations (i) which are not delinquent or which are being contested in good faith by appropriate proceedings; and (ii) for which adequate reserves have been maintained in accordance with GAAP;

(c)           zoning restrictions, easements, licenses, and minor defects and irregularities in title to any real property, so long as such defects and irregularities do not materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)           pledges or deposits of cash or securities to secure (i) the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business; or (ii) obligations under worker’s compensation, unemployment insurance, social security, or public Laws or similar legislation (excluding Liens arising under ERISA);

(e)           Liens under the Security Documents;

(f)            with respect only to property subject to any particular Security Document, Liens burdening such property which are expressly allowed by such Security Document;

(g)           any Lien in favor of a surety that is subject to the provisions of an Intercreditor Agreement;

(h)           deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower or any of its Subsidiaries is a party;

(i)            any attachment or judgment Lien not constituting an Event of Default under Section 8.1;

(j)            Liens existing on the date hereof and renewals and extensions thereof, which Liens are set forth on Schedule 1.1(a);

(k)           Liens securing Indebtedness permitted by Section 7.1(c), provided that such Liens attach only to the assets financed by such Indebtedness and any proceeds thereof;

(l)            common law security interests of a surety in the actual proceeds of a project subject to the underlying surety bond provided by such surety; and

(m)          inchoate Liens arising under ERISA to secure contingent Liabilities of Borrower or any of its Subsidiaries.

“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, Tribunal, or any other legally recognizable entity.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prior Agent” means Capital One, N.A., a national banking association formerly known as Hibernia National Bank, in its capacity as agent under the Prior Credit Documents.

“Prior Credit Agreement” means that certain Credit Agreement dated as of June 30, 2005, as amended from time to time heretofore, among Borrower, the Prior Agent, as agent and a lender thereunder, and the other financial institutions party thereto, as lenders.

“Prior Credit Documents” means the Prior Credit Agreement, together with the promissory notes made by Borrower thereunder and any and all other documents and instruments executed in connection therewith.

“Receivables” means all present and future rights of Borrower or any Subsidiary of Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising and whether or not earned by performance.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Required Lenders” means Lenders having aggregate Revolving Loan Commitments representing at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitment or, if the Revolving Loan Commitments have been terminated, Lenders holding Loans representing at least sixty-six and two-thirds percent (66-2/3%) of the aggregate principal amount of the Loans then outstanding.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Loans.

“Restricted Person” means any of Borrower, each Subsidiary of Borrower, and each Guarantor.

“Revolving Facility Usage” means, at the time in question, without duplication, the aggregate principal amount of outstanding Revolving Loans, Swingline Loans, and LC Obligations at such time.

“Revolving Lenders” means those Lenders having a Revolving Loan Commitment.

“Revolving Loan(s)” means a loan made to Borrower pursuant to Section 2.1.

“Revolving Loan Commitment” means as to any Lender, the commitment of such Lender to make its Percentage Share of Revolving Loans or incur its Percentage Share of Swingline Loans or LC Obligations as set forth on Schedule 3.1 hereto or in the most recent Assignment and Acceptance or Incremental Commitment Agreement, if any, executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Revolving Notes” has the meaning ascribed to it in Section 2.1.

“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.

“Sale Leaseback Transaction” means any transaction or series of related transactions under which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of that transaction, thereafter rents or leases that property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Secured Obligations” means all Obligations.

“Security Documents” means the instruments listed on Schedule 4.1 and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Agent in connection with this Agreement or any transaction contemplated hereby to secure the payment of any part of the Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means unsecured Indebtedness that is subordinated to the Obligations in a manner and form reasonably satisfactory to Agent, as to the right and time of payment and as to any and all other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.

“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.16.

“Swingline Note” has the meaning specified in Section 2.16(d).

“Synthetic Lease Obligations” means an arrangement treated as an operating lease for financial accounting purposes and a financing lease for tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) an event described in Section 4041A of ERISA, or (ii) the withdrawal of any ERISA Affiliate from an ERISA Plan if such withdrawal is described in Section 4201(a) of ERISA, or (iii) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (iv) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation (determined under final regulations promulgated by the Pension Benefit Guaranty Corporation regarding such waivers as in effect on the date of this Credit Agreement) under Section 4043(a) or 4043(b)(4) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041(c) of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Total Leverage Ratio” means the ratio, determined as of the end of each of Borrower’s Fiscal Quarters for the then most-recently ended four consecutive Fiscal Quarters, of (a) its Consolidated Total Indebtedness on such day to (b) its Consolidated EBITDA for such period.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

Exhibits and Schedules; Additional Definitions.  All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.  Reference is hereby made to Schedule 4.1 for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

References and Titles.  All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document.  References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof.  Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.  References to “days” shall mean calendar days, unless the term “Business Day” is used.  Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

Calculations and Determinations.  All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days.  All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate.  Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding.  Unless otherwise expressly provided herein or unless Required Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

Joint Preparation; Construction of Indemnities and Releases.  This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document.  All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

THE LOANS AND LETTERS OF CREDIT

Commitments to Lend; Notes.  Subject to the terms and conditions hereof, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to Borrower upon the request of Borrower from time to time during the Commitment Period, provided that (a) subject to Sections 3.3, 3.4 and 3.6, Revolving Loans of the same Type made on the same day shall be made by Revolving Lenders in accordance with their respective Percentage Shares and as part of the same Borrowing; and (b) after giving effect to such Revolving Loans, the Revolving Facility Usage does not exceed the Aggregate Commitment then in effect.  The amount of all Revolving Loans in any Borrowing must be greater than or equal to $100,000, or must equal the remaining availability under the Aggregate Commitment.  The obligation of Borrower to repay to each Revolving Lender the aggregate amount of all Revolving Loans made by such Revolving Lender, together with interest accruing in connection therewith, shall be evidenced by one or more promissory notes made by Borrower payable to the order of such Revolving Lender in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, substantially in the form of Exhibit 2.1 (each a “Revolving Note” and, collectively, the “Revolving Notes”).  The amount of principal owing on any Revolving Note at any given time shall be the aggregate amount of all Revolving Loans theretofore made by such Revolving Lender minus all payments of principal theretofore received by such Revolving Lender on such Revolving Note.  Interest on each Revolving Note shall accrue and be due and payable as provided herein.  Each Revolving Note shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date.  Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder.

Requests for Revolving Loans.  Borrower must give to Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Revolving Loans to be advanced by Revolving Lenders.  Each such notice constitutes a “Borrowing Notice” hereunder and must:

specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

be received by Agent not later than 11:00 a.m., Houston, Texas time, on (i) the day on which any such Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit 2.2(b), duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Borrowing Notice, Agent shall give each Lender prompt notice of the terms thereof.  If all conditions precedent to such new Revolving Loans have been met, each Revolving Lender will on the date requested promptly remit to Agent at Agent’s office in Houston, Texas the amount of such Revolving Lender’s new Revolving Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Revolving Loans have been neither met nor waived as provided herein, Agent shall promptly make such Revolving Loans available to Borrower.  Unless Agent shall have received prompt notice from a Revolving Lender that such Revolving Lender will not make available to Agent such Revolving Lender’s new Revolving Loan, Agent may in its discretion assume that such Revolving Lender has made such Revolving Loan available to Agent in accordance with this section and Agent may if it chooses, in reliance upon such assumption, make such Revolving

Loan available to Borrower.  If and to the extent such Revolving Lender shall not so make its new Revolving Loan available to Agent, such Revolving Lender and Borrower severally agree to pay or repay to Agent within three days after demand the amount of such Revolving Loan together with interest thereon, for each day from the date such amount was made available to Borrower until the date such amount is paid or repaid to Agent, with interest at (i) the Federal Funds Rate, if such Revolving Lender is making such payment and (ii) the interest rate applicable at the time to the other new Revolving Loans made on such date, if Borrower is making such repayment.  If neither such Revolving Lender nor Borrower pays or repays to Agent such amount within such three-day period, Agent shall in addition to such amount be entitled to recover from such Revolving Lender and from Borrower, on demand, interest thereon at the Default Rate, calculated from the date such amount was made available to Borrower.  The failure of any Revolving Lender to make any new Revolving Loan to be made by it hereunder shall not relieve any other Revolving Lender of its obligation hereunder, if any, to make its new Revolving Loan, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make any new Revolving Loan to be made by such other Revolving Lender.

Continuations and Conversions of Existing Loans.  Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration.  In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than five Borrowings of Eurodollar Loans outstanding at any time.  To make any such election, Borrower must give to Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing.  Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

specify the existing Loans which are to be Continued or Converted;

specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

be received by Agent not later than  11:00 a.m., Houston, Texas time, on (i) the day on which any such conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit 2.3(c), duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Continuation/Conversion Notice, Agent shall give each Lender prompt notice of the terms thereof.  Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower.  During the continuance of any Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans.  If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period.  No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

Use of Proceeds.  Borrower shall use the Loans to provide working capital for its operations and for other general corporate purposes.  Borrower shall use all Letters of Credit for its general corporate purposes.  In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any Margin Stock (except in connection with an acquisition or Investment permitted under Section 7.7 which doesn’t violate Regulation U of the Board of Governors of the Federal Reserve System.) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such Margin Stock.  Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such Margin Stock.

Interest Rates and Fees; Payment Dates.  i)  Interest.  Subject to subsection (b) below, (i) each Base Rate Loan shall bear interest on each day it is outstanding at the Adjusted Base Rate in effect on such day, and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day, and (iii) if an Event of Default has occurred and is continuing, the Loans shall bear interest as set forth in Section 2.5(b) below.  Notwithstanding the foregoing, Borrower may request from time to time that Borrower and the Lender enter into a Hedging Contract providing for interest rate protection (1) for a term expiring no earlier than one year after the Closing Date; and (2) with other terms and conditions reasonably satisfactory to Agent.

Default Rate.  If an Event of Default shall have occurred and be continuing under Section 8.1(a), (b), (j)(i), (j)(ii), and (j)(iii) all outstanding Loans shall bear interest at the applicable Default Rate.  In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.1(a), (b), (j)(i), (j)(ii) or (j)(iii)), Required Lenders may, by notice to Borrower, elect to have the outstanding Loans bear interest at the applicable Default Rate, whereupon such Loans shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Required Lenders shall have rescinded such notice.

Commitment Fees.  In consideration of each Revolving Loan Commitment of each Revolving Lender to make Revolving Loans, Borrower will pay to Agent for the account of each Revolving Lender a fee (the “Commitment Fee”) determined on a daily basis by multiplying the applicable Commitment Fee Rate by the Percentage Share of such Revolving Lender of the unused portion of the aggregate Revolving Loan Commitments on each day during the Commitment Period, determined for each such day by deducting from the amount of the aggregate Revolving Loan Commitments at the end of such day the Revolving Facility Usage at the end of such day (calculated as if no Swingline Loans were outstanding).  This Commitment Fee shall be due and payable in arrears on the first day of each Fiscal Quarter and at the end of the Commitment Period.

Additional Fees.  In addition to all other amounts due to Agent under the Loan Documents, Borrower will pay fees to the Lead Arranger as described in a letter agreement of even date herewith between Lead Arranger and Borrower.

Payment Dates.  On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to the Lenders all unpaid interest which has accrued on the Base Rate Loans to but not including such Interest Payment Date.  On each Interest Payment Date relating to a Eurodollar Loan, Borrower shall pay to Lenders all unpaid interest which has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

Optional Prepayments.  Borrower may, without penalty, (a) upon notice to Agent to be received no later than  11:00 a.m., Houston, Texas time, with respect to any Base Rate Loan and (b) upon three Business Days’ notice to each Lender with respect to any Eurodollar Loan, from time to time and without premium or penalty prepay the Loans, in whole or in part, provided (i) that the aggregate amounts of all partial prepayments of principal on the Notes equals $100,000 or any higher integral multiple of $100,000; and (ii) that if Borrower prepays any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 3.5. Each prepayment of principal of any Eurodollar Loan under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.  Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Mandatory Prepayments.  ii)  If at any time the Revolving Facility Usage exceeds the Aggregate Commitment (whether due to a reduction in the Revolving Loan Commitments in accordance with this Agreement, or otherwise), Borrower shall immediately upon demand prepay the principal of the Loans (and after the Loans are repaid in full, provide LC Collateral in accordance with Section 2.14(b)) in an amount at least equal to such excess.

Intentionally Left Blank.

No later than the 366th day after the receipt of any Net Casualty Proceeds aggregating in excess of $2,000,000 for any single transaction or related series of transactions, Borrower shall apply such Net Casualty Proceeds to repay the Revolving Loans, and the Revolving Loan Commitment shall be permanently reduced in an aggregate amount equal to such Net Casualty Proceeds.

Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.  Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Termination and Reduction of Revolving Loan Commitments.  iii) Unless previously terminated, the Revolving Loan Commitments will terminate on the Maturity Date.

The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Revolving Loan Commitments, but (i) each reduction of the Commitments must be in an amount that is an integral multiple of $100,000 (unless such reduction would reduce the unused Revolving Loan Commitments to zero) and (ii) the Borrower shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.6 and Section 2.7, the sum of the aggregate Revolving Facility Usage would exceed the Aggregate Commitment then in effect.

The Borrower shall notify the Agent of any election to terminate or reduce the Commitments under Section 2.8(b) at least three Business Days prior to the effective date of that termination or reduction, specifying that election and the effective date thereof.  Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section will be irrevocable, except that a notice of termination of the Revolving Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.  Except as provided in the immediately preceding sentence, any termination or reduction of the Revolving Loan Commitments will be permanent and such Revolving Loan Commitments will not be reinstated except pursuant to, and in accordance with, Section 2.17.  Except as provided in Section 2.18 each reduction of the Revolving Loan Commitments must be made ratably among the Lenders in accordance with their respective Revolving Loan Commitments.

Letters of Credit.  Subject to the terms and conditions hereof, Borrower may during the Commitment Period request LC Issuer to, and LC Issuer shall, issue one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

the Revolving Facility Usage does not exceed the Aggregate Commitment (whether due to a reduction in the Aggregate Commitment in accordance with this Agreement, or otherwise) at such time; and

the expiration date of such Letter of Credit is prior to the end of the Commitment Period.

All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

Requesting Letters of Credit.  Borrower must make written application for any Letter of Credit at least two (2) Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which Borrower desires for LC Issuer to issue such

Letter of Credit.  By making any such written application Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.11 will be met as of the date of issuance of such Letter of Credit.  Each such written application for a Letter of Credit must be made in writing in the form and substance of Exhibit 2.10, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).  Two (2) Business Days after the LC Conditions for a Letter of Credit have been met (or if LC Issuer otherwise desires to issue such Letter of Credit), LC Issuer will issue such Letter of Credit at LC Issuer’s office in Houston, Texas.  If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.  Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly notify LC Issuer.

Reimbursement and Participations.  iv)  Reimbursement by Borrower.  Each Matured LC Obligation shall constitute a Revolving Loan by LC Issuer to Borrower if not paid by the Borrower in accordance with the following sentence.  Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on the Business Day immediately following the day on which a demand is made, the full amount of each Matured LC Obligation, together with interest thereon at the Default Rate applicable to Base Rate Loans.  The obligation of Borrower to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.  Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrower’s obligations under this section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer.  However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

Letter of Credit Advances.  If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Loans to Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation.  Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1(b), the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

Participation by Lenders.  LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and to induce LC Issuer to issue Letters of Credit hereunder each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Percentage Share of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder.  Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower).  Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional.  If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate.  If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate.

Distributions to Participants.  Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Percentage Share), LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

Calculations.  A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Letter of Credit Fees.  In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay (a) to Agent, for the account of all Lenders in accordance with their respective Percentage Shares, a per annum letter of credit fee on the undrawn face amount of each outstanding Letter of Credit at a rate equal to the rate specified as the LC Fee on the Pricing Schedule, and (b) to such LC Issuer for its own account, a letter of credit fronting fee at a rate equal to 0.125% per annum.  The letter of credit fee and the letter of credit fronting fee will be calculated on the undrawn face amount of each Letter of Credit outstanding on each day at the above-applicable rates and will be due and payable in arrears on the first day of each Fiscal Quarter and at the end of the Commitment Period.

No Duty to Inquire.  v) Drafts and Demands.  LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter.  LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or Agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or Agent is hereby authorized and approved.  Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

Extension of Maturity.  If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

Transferees of Letters of Credit.  If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

LC Collateral.  vi) Intentionally Left Blank.

Acceleration of LC Obligations.  If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.1 then, unless Required Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by Required Lenders at any time), all LC Obligations shall be deemed to become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding, which amount shall be held by LC Issuer as security for LC Obligations (the “LC Collateral”) and the other Obligations, and such LC Collateral may be applied from time to time to any Matured LC Obligations or any other Obligations which are due and payable.

Investment of LC Collateral.  Pending application thereof, all LC Collateral shall be invested by the Agent in such Investments as the Agent may choose in its sole discretion.  All interest on (and other proceeds of) such Investments shall be reinvested or applied to Matured LC Obligations or other Obligations which are due and payable.  When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower’s reimbursement obligations in connection therewith have been satisfied in full or when the condition pursuant to which the LC Collateral was required no longer exists, the Agent shall release any remaining LC Collateral.  Borrower hereby assigns and grants to the Agent a continuing security interest in all LC Collateral paid by it to the Agent, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents, and Borrower agrees that such LC Collateral, Investments and proceeds shall be subject to all of the terms and conditions of the Security Documents.  Borrower further agrees that the Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Texas with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

Payment of LC Collateral.  When Borrower is required to provide LC Collateral for any reason and fails to do so on the day when required,  the Agent or LC Issuer  may without notice to Borrower or any other Restricted Person provide such LC Collateral (whether by application of proceeds of other Collateral, by transfers from other accounts maintained with the Agent or LC Issuer, or otherwise) using any available funds of Borrower or any other Person also liable to make such payments.  Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes of each Security Document, be considered past due Obligations owing hereunder, and LC Issuer is hereby authorized to exercise its respective rights under each Security Document to obtain such amounts.

Existing Letters of Credit.  On the effective date of this Agreement, without further action by any party hereto, (x) the LC Issuer shall be deemed to have granted to each Lender, and each

Lender shall be deemed to have acquired from the LC Issuer, a participation in each of the Existing Letters of Credit equal to such Lender’s Percentage Share of (A) the aggregate amount available to be drawn under such Existing Letters of Credit and (B) the aggregate amount of any outstanding reimbursement obligations in respect thereof.  With respect to each of the Existing Letters of Credit (i) if the LC Issuer has heretofore sold a participation therein to a Lender, the LC Issuer and such Lender agree that such participation shall be automatically canceled on the effective date of this Agreement and (ii) if the LC Issuer has heretofore sold a participation therein to any bank or financial institution that is not a Lender, then the LC Issuer shall procure the termination of such participation on or prior to the effective date of this Agreement.  On and after the effective date of this Agreement, each of the Existing Letters of Credit shall be a Letter of Credit issued hereunder.

Swingline Loans.  (a) Subject to the terms and conditions hereof, upon the request of Borrower from time to time during the Commitment Period, the Swingline Lender may, but will not be obligated to, make swingline loans (the “Swingline Loans”) to Borrower; notwithstanding the fact that such Swingline Loans, when aggregated with the Percentage Share of the Revolving Loans and LC Obligations of the Lender acting as Swingline Lender, may exceed such Lender’s Revolving Loan Commitment; provided, however that the (y) aggregate principal amount of outstanding Swingline Loans at any time outstanding shall not exceed $10,000,000, and (z) Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Notwithstanding the foregoing, the aggregate outstanding combined principal balance of the Revolving Loans and Swingline Loans outstanding at any time together with all LC Obligations shall not exceed the Aggregate Commitment.  Each Swingline Loan (i) shall be a Base Rate Loan, (ii) shall be made in the minimum amount of $100,000.00 and integral multiples thereof or in the amount of any unused portion of the Aggregate Commitment, and (iii) may be repaid and, so long as no Default or Event of Default exists hereunder, reborrowed, at the option of the Borrower in accordance with the provisions hereof.  There shall be no further Borrowings under Swingline Loans after the Maturity Date.

The Swingline Lender may by written notice given to the Agent not later than 9:00 a.m. Houston, Texas time on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Percentage Share of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Lender’s Percentage Share of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default, Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.2 with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Whenever the Borrower requests a Swingline Loan it must deliver to Agent a Borrowing Notice as described in Section 2.2.

The Borrower’s obligation to repay the Swingline Loans made by the Swingline Lender shall be evidenced by a revolving credit promissory note duly executed and delivered by the Borrower to the Swingline Lender substantially in the form of Exhibit 2.16 hereto (the “Swingline Note”), and the Swingline Note shall (i) be payable to the order of the Swingline  Lender and be dated as of the Closing Date, (ii) be in a stated principal amount equal to $10,000,000, (iii) prior to the Maturity Date, be payable as provided herein and mature on the Maturity Date, (iv) bear interest as provided in this Section 2.16 and (v) be entitled to the benefits of this Agreement and the other Loan Documents.

All outstanding principal (and any accrued, unpaid interest) of any Swingline Loan will be due and payable on the earliest of (i) the Maturity Date, (ii) the first date after such Swingline Loan is made that is the last day of a calendar month and is at least two Business Days after such Swingline Loan is made, and (iii) the first date that a Revolving Loan is made after the date of such Swingline Loan.

The unpaid principal amount of each Swingline Loan shall bear interest at an annual rate equal to the Adjusted Base Rate in effect from time to time.

The obligation of the Swingline Lender to make Swingline Loans to the Borrower is subject to the same conditions precedent for the making of Loans under Section 4.2.

Increase of Commitments.  vii)  Subject to Section 2.17(b), the Borrower may increase the Aggregate Commitment then in effect by entering into an Incremental Commitment Agreement with one or more banks or financial institutions (each an “Incremental Lender”), pursuant to which each such Incremental Lender’s Revolving Loan Commitment shall be increased or, if such Incremental Lender was not a Lender prior to entering such Incremental Commitment Agreement, pursuant to which such Incremental Lender makes and is allocated a Revolving Loan Commitment.

Any increase in the Aggregate Commitment pursuant to this Section 2.17 will be subject to the satisfaction of the following conditions:

no Event of Default has occurred and is continuing;

the Borrower and each Incremental Lender shall have executed and delivered an Incremental Commitment Agreement and each Incremental Lender, if not already a Lender, shall have delivered to the Agent a completed administrative questionnaire;

the Agent shall have delivered its prior written consent, which consent shall not be unreasonably withheld, to each such Incremental Lender, unless such Incremental Lender is already a Lender or an Affiliate of a Lender;

each such increase shall be at least $5,000,000;

the cumulative increase in Revolving Loan Commitments pursuant to this Section 2.19 shall not exceed $50,000,000;

no event shall have occurred since December 31, 2009, with respect to Borrower and its Subsidiaries, taken as a whole, that has resulted, or could reasonably be expected to result, in a Material Adverse Change;

on the effective date of such increase, no Eurodollar Loan shall be outstanding or if any Eurodollar Loans are outstanding, then the effective date of such increase will be the last day of the Interest Period in respect of such Eurodollar Loans unless the Borrower pays compensation pursuant to Section 3.5;

the aggregate amount of the Lenders’ Revolving Loan Commitments shall not exceed $175,000,000 without the approval of all Lenders; and

the Agent shall have received such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Agent may reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Agent.

Upon the effectiveness of each Incremental Commitment Agreement executed by an Incremental Lender, (i) such Incremental Lender will become a Lender for all purposes and to the same extent as if originally a party hereto and will be bound by and entitled to the benefits of this Agreement, (ii) the Revolving Loan Commitments and Aggregate Commitment will be deemed to include the new or increased Revolving Loan Commitment of such Incremental Lender, and (iii) such Incremental Lender shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) from each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) so that each Lender (including each Incremental Lender) holds its Percentage Share of the Revolving Facility Usage.

Upon its receipt of a duly completed Incremental Commitment Agreement, executed by the Borrower and each Incremental Lender party thereto, and the administrative questionnaire referred to in Section 2.17(b)(ii), and subject to the satisfaction of the other conditions of Section 2.17, the Agent shall accept such Incremental Commitment Agreement and record the information contained therein in the Register.  No increase in the aggregate Revolving Loan

Commitments will be effective for purposes of this Agreement unless the relevant Incremental Commitment Agreement shall have been delivered to the Agent.

Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions will apply for so long as that Lender is a Defaulting Lender:

Such Defaulting Lender shall not be entitled to fees that would otherwise have accrued during such period under Section 2.5(c), and such fees shall cease to accrue during such period with respect to such Defaulting Lender’s unused Revolving Loan Commitment;

the Revolving Loan Commitment and Percentage Share of Revolving Facility Usage of the Defaulting Lender will not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period; provided, that any such amendment, waiver, determination, consent, or notification that would increase or extend the term of the Revolving Loan Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any Obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of the Defaulting Lender.  If a Defaulting Lender’s consent to an amendment, waiver, determination, consent, or notification is required pursuant to this Section 2.18 or any other provision in the Loan Documents, and such Defaulting Lender has failed to respond to a written request from the Agent to approve such waiver, amendment, determination, consent, or notification for 10 Business Days after such Defaulting Lender’s receipt of such request, such Defaulting Lender will be deemed to have approved such amendment, waiver, determination, consent, or notification;

if any Swingline Loan or LC Obligation exists at the time a Lender becomes a Defaulting Lender then:

all or any part of such Swingline Loan or LC Obligation will be reallocated among the non-Defaulting Lenders in accordance with their respective Percentage Shares  but only to the extent (x) the sum of all non-Defaulting Lenders’ Percentage Shares of the Revolving Facility Usage plus the portion of such Defaulting Lender’s Percentage Share of such Swingline Loan or LC Obligation to be reallocated does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments and (y) the conditions set forth in Section 4.2 are satisfied at that time; and

if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay such Swingline Loans and (y) second, cash collateralize such Defaulting Lender’s Percentage Share of the LC Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.14 for so long as such LC Obligation is outstanding ;

if the Borrower cash collateralizes any portion of such Defaulting Lender’s Percentage Share of the LC Obligations pursuant to this Section 2.17(c), the Borrower shall not be required to pay any fees to such Defaulting Lender or any other Person pursuant to Section 2.12 with respect to such cash collateralized portion of such Defaulting Lender’s Percentage Share of the LC Obligations during the period those LC Obligations are cash collateralized;

if LC Obligations are allocated to non-Defaulting Lenders pursuant to Section 2.18(c)(i), then the fees payable to the Lenders pursuant to Section 2.12 will be adjusted to reflect the non-Defaulting Lenders’ post-allocation Percentage Shares; or

if any portion of any Defaulting Lender’s Percentage Share of the LC Obligations is neither cash collateralized pursuant to Section 2.18(c)(ii) nor reallocated pursuant to Section 2.18(c)(i), then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, any letter of credit fees payable under Section 2.12(a) with respect to such non-cash collateralized, unreallocated portion of such Defaulting Lender’s Percentage Share of the LC Obligations will be payable to the LC Issuer until such portion of such Defaulting Lender’s Percentage Share of the LC Obligations is cash collateralized and/or reallocated or such Defaulting Lender ceases to be a Defaulting Lender;

so long as any Lender is a Defaulting Lender, the Swingline Lender will not be required to fund any Swingline Loan and the LC Issuer will not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c)(ii), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan will be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders will not participate therein);

any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 9.6 but excluding Section 3.8) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the LC Issuer or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion as required by this Agreement, as determined by the Agent, (iv) fourth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; and

If there is not in existence a Default or Event of Default the Borrower may terminate the unused amount of the Revolving Loan Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Agent (which will promptly notify the Lenders thereof); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Agent, the LC Issuer, the Swingline Lender, or any Lender may have against such Defaulting Lender.

PAYMENTS TO LENDERS

General Procedures.  Borrower will make each payment which it owes under the Loan Documents to Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds.  Each such payment must be received by Agent not later than 11:00 a.m., Houston, Texas time, on the date such payment becomes due and payable.  Any payment received by Agent after such time will be deemed to have been made on the next following Business Day.  Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due.  Each payment under a Loan Document shall be due and payable at the place set forth for Agent on Schedule 3.1 hereto. When Agent collects or receives money on account of the Obligations, Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 2.18(e) and Section 8.3):

first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

then for the prepayment of amounts owing under the Loan Documents (other than principal of the Loans) if so specified by Borrower;

then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7.  Subject to Section 2.18(e), all distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.11(c) or to Agent under Section 9.4, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer, or Agent, respectively, to the extent of such unpaid payments, and Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

Capital Reimbursement.  If either (a) the introduction or implementation after the date hereof of or the compliance with or any change after the date hereof in or in the interpretation of any Law regarding capital adequacy, or (b) the introduction or implementation after the date hereof of or the compliance with any request, directive or guideline issued after the date hereof from any central bank or other governmental authority (whether or not having the force of Law) regarding capital requirements has or would have the effect of reducing the rate of return on any Lender Party’s capital, or on the capital of any corporation controlling such Lender Party, as a consequence of the Loans made, or Letters of Credit issued, by such Lender Party, to a level below that which such Lender Party or such corporation could have achieved but for such change (taking into consideration such Lender Party’s policies and the policies of any such corporation with respect to capital adequacy), then from time to time Borrower will pay to Agent for the benefit of such Lender Party, within five (5) Business Days of demand therefore by such Lender Party, such additional amount or amounts which such Lender Party shall determine to be appropriate to compensate such Lender Party for such reduction.

Increased Cost of Eurodollar Loans or Letters of Credit.  viii) If any change after the date hereof in any applicable Law (whether now in effect or hereinafter enacted or promulgated, including Regulation D) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of Law):

shall change the basis of taxation of payments to any Lender Party of any principal, interest, or other amounts attributable to any Eurodollar Loan or Letter of Credit or otherwise due under this Agreement in respect of any Eurodollar Loan or Letter of Credit (other than Reimbursable Taxes governed by Section 3.6 and taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which it is organized or otherwise resides for tax purposes or maintains any Applicable Lending Office); or

shall change, impose, modify, apply or deem applicable any reserve, special deposit or similar requirements in respect of any Eurodollar Loan made by any Lender Party or any Letter of Credit (excluding any reserve requirement included in the computation of the Adjusted Eurodollar Rate) or against assets of, deposits with or for the account of, or credit extended by, such Lender Party; or

shall impose on any Lender Party or the interbank eurocurrency deposit market any condition affecting any Eurodollar Loan or Letter of Credit,

the result of which is to increase the cost to any Lender Party of agreeing to make or making, funding or maintaining Eurodollar Loans or (as the case may be) issuing or participating in

Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing, then such Lender Party shall promptly notify Agent and Borrower in writing of the happening of such event and of the amount required to compensate such Lender Party for such additional costs or reduced return (on an after-tax basis, taking into account any taxes on and deductions, credits or other tax benefits in respect of such compensation), whereupon (i) Borrower shall pay such amount to Agent for the account of such Lender Party and (ii) Borrower may elect, by giving to Agent and such Lender Party not less than three Business Days’ notice, to convert all (but not less than all) of any such Eurodollar Loans of such Lender Party into Base Rate Loans.

A certificate of a Lender Party setting forth the amount or amounts necessary to compensate such Lender Party or the corporation controlling such Lender Party, as the case may be, as specified in Section 3.2 or this Section 3.3 shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay the applicable Lender Party the amount shown as due on any such certificate within 3 Business Days after receipt thereof.

Failure or delay on the part of any Lender Party to demand compensation pursuant to Section 3.2 or this Section 3.3 shall not constitute a waiver of such Lender Party’s right to demand such compensation.

Illegality.  If any change after the date hereof in applicable Laws, or in the interpretation or administration thereof of or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Agent, (a) Borrower’s right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party which are then the subject of any Borrowing Notice and which cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.5.

Funding Losses.  In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans but excluding any loss of Base Rate Margin or Eurodollar Margin), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate

Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.8(b).

Reimbursable Taxes.  Borrower covenants and agrees that:

Borrower will indemnify each Lender Party against and reimburse each Lender Party for all present and future income, stamp and other taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on or in respect of this Agreement or any Eurodollar Loans or Letters of Credit (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, (i) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which it is organized or otherwise resides for tax purposes or maintains any Applicable Lending Office, (ii) with respect to each Lender Party, taxes imposed by reason of any present or former connection between such Lender Party and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any Note or any transaction contemplated hereby, and (iii) any United States withholding tax imposed on any payment by Borrower pursuant to this Agreement or under any Eurodollar Loans or Letters of Credit, but not excluding any portion of such tax that exceeds the United States withholding tax which would have been imposed on such a payment to such Lender Party under the laws and treaties in effect when such Lender Party first becomes a party to this Agreement (all such non-excluded taxes, levies, costs and charges being collectively called “Reimbursable Taxes”).  Such indemnification shall be on an after-tax basis and, except as otherwise provided in Section 3.6(b), paid within 3 Business Days after a Lender Party makes demand therefor.

All payments on account of the principal of, and interest on, each Lender Party’s Loans and Note, and all other amounts payable by Borrower to any Lender Party hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of Borrower.  In the event of Borrower being compelled by Law to make any such deduction or withholding from any payment to any Lender Party, Borrower shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by such Lender Party after such deduction or withholding to equal the amount which would have been receivable in the absence of such deduction or withholding.  If Borrower should make any deduction or withholding as aforesaid, Borrower shall within 60 days thereafter forward to such Lender Party an official receipt or other official document evidencing payment of such deduction or withholding.

If Borrower is ever required to pay any Reimbursable Tax with respect to any Eurodollar Loan, Borrower may elect, by giving to Agent and such Lender Party not less than three Business Days’ notice, to convert all (but not less than all) of any such Eurodollar Loan into a

Base Rate Loan, but such election shall not diminish Borrower’s obligation to pay all Reimbursable Taxes.

Notwithstanding the foregoing provisions of this section, Borrower shall be entitled, to the extent it is required to do so by Law, to deduct or withhold (and not to make any indemnification or reimbursement for) income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Lender Party, other than a Lender Party (i) who is a U.S. person for Federal income tax purposes or (ii) who has the Prescribed Forms on file with Agent (with copies provided to Borrower) for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms, provided that if Borrower shall so deduct or withhold any such taxes, it shall provide a statement to Agent and such Lender Party, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender Party may reasonably request for assisting such Lender Party to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender Party is subject to tax.  As used in this section, “Prescribed Forms” means such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (x) an income tax treaty between the United States and the country of residence of the Lender Party providing the forms or statements, (y) the Internal Revenue Code, or (z) any applicable rules or regulations thereunder, permit Borrower to make payments hereunder for the account of such Lender Party free of such deduction or withholding of income or similar taxes.

Alternative Rate of Interest.  If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:

Agent determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period (any such determination shall be conclusive absent manifest error); or

Agent is advised by Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Agent shall give notice thereof to Borrower and Lenders by telephone or telecopy as promptly as practicable thereafter and, until Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation/Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Loans shall be ineffective and shall be deemed a request to continue such Borrowing as a Borrowing of Base Rate Loans and (ii) if any Borrowing Notice requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans.

Change of Applicable Lending Office; Replacement of Lenders.

Each Lender Party agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.2, 3.3, 3.4 or 3.6 with respect to such Lender Party, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender Party) to designate another Applicable Lending Office, provided that such designation is made on such terms that such Lender Party and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such section.  Nothing in this section shall affect or postpone any of the obligations of Borrower or the rights of any Lender Party provided in Sections 3.2, 3.3, 3.4, or 3.6.

If any Lender requests compensation under Section 3.2 or 3.3, or if Borrower is required to pay any additional amount to any Lender Party or any governmental authority for the account of any Lender Party pursuant to Section 3.6, or if the obligation of any Lender Party to make or maintain Loans as, or convert Loans to, Eurodollar Loans is suspended pursuant to Section 3.4, or if any Lender Party is a Defaulting Lender, then Borrower may, at its sole expense and effort (such expense to include any transfer fee payable to Agent under Section 10.5(c) and any expense pursuant to Article III), upon notice to such Lender Party and Agent, require such Lender Party to assign and delegate in whole (but not in part), without recourse (in accordance with and subject to the restrictions contained in Section 10.5), all its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which Eligible Transferee may be another Lender Party, if a Lender Party accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld, (ii) such Lender Party shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from Borrower or such Eligible Transferee (including any amounts payable pursuant to Section 3.5), (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or 3.3 or payments required to be made pursuant to Section 3.6, such assignment will result in a reduction in such compensation or payments, and (iv) if the Borrower elects to exercise such right with respect to any Lender Party, that has made such a request under Section 3.2, 3.3, 3.4, or 3.6, it shall be obligated to replace all Lender Parties that have made similar requests.  A Lender Party shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender Party or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.  Any Lender Party being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender Party’s outstanding Loans and participations in LC Obligations.

CONDITIONS PRECEDENT TO LENDING

Documents to be Delivered.  No Lender has any obligation to make its first Loan, and LC Issuer has no obligation to issue the first Letter of Credit, unless Agent shall have received all of the following, at Agent’s office in Houston, Texas, duly executed and delivered and in form, substance and date reasonably satisfactory to the Agent, the Lenders and their counsel:

This Agreement.

Each Revolving Note and the Swingline Note.

A Guaranty executed by each Guarantor existing on the date hereof.

Each Security Document listed on Schedule 4.1.

The following certificates of Borrower and, as appropriate, the Subsidiaries:

An “Omnibus Certificate” of the Secretary or Assistant Secretary of the Borrower and each Guarantor, which shall contain the names and signatures of the officers of Borrower and each Guarantor authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto:  (1) a copy of resolutions duly adopted by the Board of Directors of Borrower and each Guarantor and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of Borrower and each Guarantor and all amendments thereto, certified by the appropriate official of such party’s state of organization, and (3) a copy of the bylaws of Borrower and each Guarantor; and

A “Closing Certificate” of the chief financial officer of Borrower, as of the Closing Date, certifying that (A) the conditions set out in subsections (a), (b), (c), and (d) of Section 4.2 have been satisfied and (B) the Initial Financial Statements of Borrower delivered to the Agent fairly present the Consolidated financial position for the periods covered thereby, as of the date of such Initial Financial Statements.

A certificate of existence and good standing for Borrower issued by the Secretary of State of Delaware, a certificate of due qualification to do business for the Borrower issued by the Secretary of State of Texas, and a certificate of account status for the Borrower issued by the Texas Comptroller of Public Accounts.

A favorable opinion of (i) Bracewell & Giuliani LLP, counsel for Restricted Persons, in form and substance reasonably satisfactory to the Agent; and (ii) Trent McKenna, in-house counsel for Restricted Persons, in form and substance reasonably satisfactory to the Agent.

The Initial Financial Statements.

The certificate or certificates of insurance required by Section 6.8.

Payment of all fees including all Commitment Fees, upfront, Agent, and Lead Arranger fees required to be paid to any Lender or any other Party pursuant to any Loan Documents.

Such other documents and instruments as the Agent and its counsel may reasonably require.

Additional Conditions Precedent.  No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

All representations and warranties made by any Restricted Person in any Loan Document shall be true in all material respects (or in all respects to the extent any such representation is qualified by a materiality standard) on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders in which case that representation and warranty will have been true and correct in all material respects (or in all respects to the extent any such representation or warranty is qualified by a materiality standard) as of that earlier date.

No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit.

The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

No Material Adverse Change shall have occurred since December 31, 2009.

REPRESENTATIONS AND WARRANTIES

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to each Lender that:

No Default.  No event has occurred and is continuing which constitutes a Default or an Event of Default.

Organization and Good Standing.  Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify or be authorized could not reasonably be expected to result in a Material Adverse Change.  Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable except where the failure to take such actions and procedures could not reasonably be expected to result in a Material Adverse Change.

Authorization.  Each Restricted Person has the power and authority to execute, deliver, and perform its respective obligations under this Agreement and the other Loan Documents. Each Restricted Person has taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.  This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and each other Restricted Person a party thereto.  Borrower is duly authorized to borrow funds hereunder.

No Conflicts or Consents.  The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the organizational documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person; (b) result in the acceleration of any Indebtedness owed by any Restricted Person; or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents.  Except as expressly contemplated in the Loan Documents, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Enforceable Obligations.  This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

Initial Financial Statements.  Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements.  The Initial Financial Statements fairly present Borrower’s Consolidated financial position at the respective dates thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the respective periods thereof.  Since December 31, 2009, no Material Adverse Change has occurred.

Other Obligations and Restrictions.  As of the Closing Date, no Restricted Person has any outstanding Liabilities of any kind which are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule or otherwise permitted under Section 7.1.  Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could reasonably be expected to cause a Material Adverse Change.

Full Disclosure.  No certificate, written statement or other written information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein, taken as a whole, not misleading as of the date made or deemed made.  There is no fact known to any Restricted Person that has not been disclosed to each Lender in writing (including by delivery of the Initial Financial Statements and the financial statements required under Section 6.2) which could reasonably be expected to cause a Material Adverse Change.  There are no statements or conclusions in any report delivered by any Restricted Person to the Lenders which are based upon or include material misleading information or fail to take into account material information regarding the matters reported therein.

Litigation.  Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Schedule:  (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) before any Tribunal which could reasonably be expected to cause a Material Adverse Change, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against any Restricted Person or, to the knowledge of Borrower, any Restricted Person’s stockholders, partners, directors or officers, or affecting any Collateral or any of its material assets or property which could reasonably be expected to cause a Material Adverse Change.

Labor Disputes and Acts of God.  Except as disclosed in Section 5.10 of the Disclosure Schedule, neither the business nor the properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to cause a Material Adverse Change.

ERISA Plans and Liabilities.  All ERISA Plans in effect on the Closing Date are listed in Section 5.11 of the Disclosure Schedule.  Except as disclosed in the Initial Financial Statements or in Section 5.11 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Plans are in compliance with ERISA unless the aggregate effect of all Termination Events and failures to comply with ERISA could not reasonably be expected to cause a Material Adverse Change.  Except as permitted under Section 7.10 hereof, no ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA.  Except as set forth in Section 5.11 of the Disclosure Schedule as of the Closing Date, the “minimum funding standard” (as defined in Section 412(a) of the Internal Revenue Code) with respect to every ERISA Plan, without taking into account any waiver by the Secretary of the Treasury or his delegate, has been satisfied except as could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.  The payment by a Restricted Person of the sum of the contributions to each ERISA Plan that would be necessary for the “adjusted funding target attainment percentage” (within the meaning of Section 436 of the Code) of each such ERISA Plan to equal

100 percent could not reasonably be expected to cause a Material Adverse Change.  Each representation with respect to a “multiemployer plan” is made to the Borrower’s knowledge.

Environmental and Other Laws.  Except as disclosed in Section 5.12 of the Disclosure Schedule: (a) Restricted Persons are conducting their businesses in compliance with all applicable Laws, including Environmental Laws, where the failure to so comply could reasonably be expected to cause a Material Adverse Change, and have and are in compliance with all licenses and permits required under any such Laws where the failure to so comply could reasonably be expected to cause a Material Adverse Change; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials which could reasonably be expected to cause a Material Adverse Change; (c) no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person which could reasonably be expected to cause a Material Adverse Change; (d) to the knowledge of Borrower, no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations, in the case of either of the forgoing clauses (i) and (ii), which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise) which could reasonably be expected to cause a Material Adverse Change; and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials which could reasonably be expected to cause a Material Adverse Change.  Each Restricted Person undertook, at the time of its acquisition of each of its material properties, all appropriate inquiry into the previous ownership and uses of the Property and any potential environmental liabilities associated therewith.

Names and Places of Business.  As of the Closing Date, no Restricted Person has, during the preceding two (2) years, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.13 of the Disclosure Schedule.  Except as otherwise indicated in Section 5.13 of the Disclosure Schedule, as of the Closing Date, the chief executive office and principal place of business of each Restricted Person are (and for the preceding two (2) years have been) located at the address of Borrower set out on Schedule 5.13.  Except as indicated in Section 5.13 of the Disclosure Schedule otherwise disclosed in writing to Agent, no Restricted Person has any other office or place of business.

Subsidiaries.  Borrower does not presently have any Subsidiary except those listed in Section 5.14 of the Disclosure Schedule or disclosed to Agent in writing.  No Restricted Person has any equity investments in any other Person except those listed in Section 5.14 of the Disclosure Schedule or otherwise permitted under this Agreement.  Borrower owns, directly or indirectly, the equity interests in each of its Subsidiaries indicated in Section 5.14 of the Disclosure Schedule or as disclosed to Agent in writing.

Government Regulation.  Neither Borrower nor any other Restricted Person owing Obligations is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The pledge of the Equity of each Subsidiary of Borrower does not violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

Insider.  No Restricted Person, nor, to the knowledge of Borrower as of the Closing Date, any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of any Restricted Person, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary.

Solvency.  Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby, Borrower and the Guarantors, on a Consolidated basis, will be Solvent.  Neither Borrower nor any Restricted Person has incurred (whether under the Loan Documents or otherwise), nor does any Restricted Person intend to incur or believe that it will incur Liabilities which will be beyond its ability to pay as such debts mature.

Tax Shelter Regulations.  Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Agent thereof.  If Borrower so notifies Agent, Borrower acknowledges that one or more of the Lenders may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Title to Properties; Licenses.  Each Restricted Person has good and defensible title to all of the Collateral and to all of its material properties and assets, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and free and clear of all impediments to the use of such properties and assets in such Restricted Person’s business.  Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, except to the extent failure to possess such licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property could reasonably be expected to cause a Material Adverse Change and no Restricted Person is in violation of the terms under which it possesses such intellectual property or the right to use such intellectual property, the violation of which could reasonably be expected to cause a Material Adverse Change.

Regulation U. None of the Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose which violates Regulation U.

Taxes.  Each Restricted Person has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Restricted Person, as applicable, has set aside on its books adequate reserves in accordance with GAAP and (ii) Taxes which individually or in the aggregate do not exceed $3,000,000.

AFFIRMATIVE COVENANTS OF BORROWER.

Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Required Lenders have previously agreed otherwise:

Payment and Performance.  Borrower will cause each other Restricted Person to observe, perform and comply with every term, covenant and condition in any Loan Document.

Books, Financial Statements and Reports.  Each Restricted Person will at all times maintain full and accurate books of account and records.  Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender Party at Borrower’s expense:

As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, complete Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion on the Consolidated Statements, based on an audit using GAAP, by independent certified public accountants selected by Borrower of nationally recognized standing, stating that such Consolidated financial statements have been so prepared.  These financial statements shall contain a Consolidated and consolidating balance sheet as of the end of such Fiscal Year and Consolidated and consolidating statements of income for such Fiscal Year and Consolidated statements of cash flows and stockholders’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

As soon as available, and in any event within forty-five (45) days after the end of the first three Fiscal Quarters in each Fiscal Year, Borrower’s unaudited Consolidated and consolidating balance sheet and income statements as of the end of such Fiscal Quarter and Consolidated statements of Borrower’s cash flows and stockholders’ equity for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments.  In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate in the form of Exhibit 6.2(b) signed by the chief financial officer of Borrower stating that such financial statements are fair and complete in all material respects and fairly present the Consolidated financial position of Borrower for the periods covered thereby (subject to normal year-end adjustments), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.11 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by any Restricted Person to its stockholders and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the Securities and Exchange Commission or any similar governmental authority.

Each Restricted Person will cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of each such Restricted Person to Agent and Lenders (collectively, the “Information Materials”) pursuant to this Article 6 and will, at the reasonable request of the Agent, designate Information Materials (i) that are either available to the public or not material with respect to any Restricted Person or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information.”  If any Information Materials are not labeled “Public Information,” they shall be deemed to be labeled “Private Information”.

Other Information and Inspections.  Each Restricted Person will furnish to each Lender any information which Agent may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with Restricted Persons’ businesses, properties, prospects, financial condition and operations, including all evidence which Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.  Each Restricted Person will permit representatives appointed by Agent (including independent accountants, auditors, Agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Agent or its representatives to investigate and verify the accuracy of the information furnished to Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

Notice of Material Events and Change of Address.  Borrower will, after it has knowledge thereof, promptly notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

the occurrence of any Material Adverse Change,

the occurrence of any Default or Event of Default,

the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could reasonably be expected to cause a Material Adverse Change, the occurrence of any Termination Event,

any claim that is reasonably likely to result in liability to the Borrower and its Subsidiaries of $5,000,000 or more, any notice of potential liability under any Environmental Laws that is reasonably likely to result in liability to the Borrower and its Subsidiaries of $5,000,000 or more, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties, the filing of any suit or proceeding against any Restricted Person in which an adverse decision could reasonably be expected to cause a Material Adverse Change, and the filing of any material financing statement, registration of a pledge (such as with an issuer of uncertificated securities), or other arrangement or action which would serve to perfect a Lien, in each case other than in connection with a Permitted Lien, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

Upon the occurrence of any of the foregoing Restricted Persons will take all necessary or appropriate steps to promptly remedy any such Material Adverse Change, Default, Event of Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.  Borrower will also notify Agent and Agent’s counsel in writing at least ten (10) Business Days prior to the date that any Restricted Person changes its name or the location of its chief executive office or its location under the Uniform Commercial Code.

Maintenance of Properties.  Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other material property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with reasonably prudent industry standards, and in compliance with all applicable Laws which could reasonably be expected to cause a Material Adverse Change, in conformity with all applicable contracts, servitudes, leases and agreements which could reasonably be expected to cause a Material Adverse Change, and will from time to time make all commercially reasonable repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Maintenance of Existence and Qualifications.  Except as permitted under Section 7.4, each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure to maintain, preserve and qualify could reasonably be expected to cause a Material Adverse Change.

Payment of Taxes.  Each Restricted Person will (a) timely file all material required tax returns including any material extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; and (c) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP; except in the case of (b) such taxes that individually or in the aggregate do not exceed $3,000,000.  Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by GAAP.

Insurance.

Each Restricted Person shall at all times maintain (at its own expense) insurance for its property and insurance with respect to all Collateral and liability insurance, with financially sound and reputable insurance companies, in such amounts and against such risks as is customary in the industry for similarly situated businesses and properties.  All insurance policies covering Collateral shall be endorsed (i) to provide for payment of losses to Agent as its interests may appear and Borrower shall deliver a certificate to that effect, (ii) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without ten (10) days prior notice to Agent from the insurer, (iii) to provide for any other matters specified in any applicable Security Document or which Agent may reasonably require; and (iv) to provide for insurance against fire, casualty and any other hazards normally insured against, (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured.

Each such policy shall (A) if such policy is for liability insurance, name the appropriate Restricted Person and Agent, as agent for the Lenders, as insured parties thereunder (without any representation or warranty by or obligation upon Agent or Lenders) as their interests may appear, (B) if such policy is for property insurance, contain the agreement by the insurer that any loss thereunder shall be payable to Agent notwithstanding any action, inaction or breach of representation or warranty by any Restricted Person, and (C) provide that there shall be no recourse against Agent or Lenders for payment of premiums or other amounts with respect thereto.  Each Restricted Person will, if so requested by Agent, deliver to Agent original or duplicate policies of such insurance.  Agent is hereby authorized to enforce payment under all such insurance policies and to compromise and settle any claims thereunder, in its own name or in the name of the Restricted Persons.

Any proceeds paid under any liability insurance policy maintained by Restricted Persons pursuant to this Section 6.8 may be paid directly to the Person who has incurred the liability covered by such insurance.

Any proceeds paid under a property or casualty insurance policy maintained by a Restricted Person pursuant to this Section 6.8 will be paid as follows:

If an Event of Default exists, then such proceeds shall be paid to Agent;  and

If an Event of Default does not exist and such proceeds are less than $2,000,000, then such proceeds shall be paid to the Borrower; and

If an Event of Default does not exist and such proceeds exceed $2,000,000, then the first $2,000,000 shall be paid to the Borrower and the remainder of such proceeds shall be paid to Agent.

Agent shall release to Borrower any funds delivered to it under clause (i) or (iii) above if (i) Borrower delivers to Agent a request for such release within 365 days of Agent’s receipt of such funds accompanied by a certificate of Borrower’s chief financial officer stating (A) the purposes for which such funds will be applied and that such purposes comply with clauses (b)(i) and (b)(ii) of the definition of “Net Casualty Proceeds” or (B) that such funds are cash insurance proceeds not in excess of $2,000,000 per incident (or series of related incidents), and (ii) no Event of Default then exists.   If no such request is received by Agent within 365 days of its receipt of such funds, then Agent shall apply such funds to the prepayment of the Loans under Section 2.7(c).

If Agent receives proceeds of property or casualty insurance required to be paid to Borrower under clause (d)(ii) or (d)(iii) above, Agent shall promptly deliver to the Borrower such proceeds.  If Borrower receives proceeds of property or casualty insurance required to be paid to Agent under clause (d)(i) or (d) (iii) above, Borrower shall promptly deliver to Agent such proceeds.

Performance on Borrower’s Behalf.  If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Agent may pay the same.  Borrower shall immediately reimburse Agent for any such payments and each amount paid by Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Agent.

Default Interest.  Borrower hereby promises to each Lender Party to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which Borrower has in this Agreement promised to pay to such Lender Party and which are not paid when due, after the expiration of any grace period for such payment set forth in Section 8.1.  Such interest shall accrue from the expiration of any such grace period until such Obligations are paid.

Compliance with Law.  Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto. Each Restricted Person will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect, except as could not reasonably be expected to cause a Material Adverse Change.

Environmental Matters; Environmental Reviews.

Each Restricted Person will comply with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters (except as could not reasonably be expected to result in a Material Adverse Change), and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations (except as could not reasonably be expected to result in a Material Adverse Change) and will maintain such authorizations in full force and effect (except as could not reasonably be expected to result in a Material Adverse Change).  No Restricted Person will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances (except as could not reasonably be expected to result in a Material Adverse Change).

Borrower will promptly furnish to Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any governmental authority with respect to any alleged violation of or non-compliance with any Environmental Laws or with respect to any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business, in each case, that could reasonably be expected to result in a Material Adverse Change.

Borrower will promptly furnish to Agent all written requests for information, notices of claim, demand letters, and other written notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location that could reasonably be expected to have a Material Adverse Change.

Further Assurances.  The Borrower shall, and shall cause each other Restricted Person to, (i) promptly upon the reasonable request by the Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) promptly upon request by the Agent, take such action as the Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Bank Accounts; Offset.  To secure the repayment of the Obligations Borrower hereby grants to each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender, and (c)

any other credits and claims of Borrower at any time existing against any Lender, including claims under certificates of deposit.  At any time and from time to time after the occurrence of any Event of Default, each Lender is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower), any and all items hereinabove referred to.  The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Guaranties of Borrower’s Subsidiaries.  Each Subsidiary created, acquired or coming into existence after the date hereof, other than an Immaterial Subsidiary, shall, promptly upon request by Agent, execute and deliver to Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be reasonably satisfactory to Agent in form and substance, except that a Foreign Subsidiary will not be required to provide such a guaranty if the provision of such a guaranty would have a material adverse tax consequence to the Borrower and its Subsidiaries taken as a whole.  Borrower will cause each such Subsidiary to deliver to Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Agent and its counsel that such Subsidiary has taken all corporate or partnership action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

Agreement to Deliver Security Documents.  Borrower agrees to deliver and to cause each Guarantor to deliver, to further secure the Obligations whenever requested by Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements continuation statements, extension agreements, acknowledgments, and other Security Documents in form and substance satisfactory to Agent for the purpose of granting, confirming, protecting and perfecting Liens or security interests in any personal property now owned or hereafter acquired by Borrower or any Guarantor.

NEGATIVE COVENANTS OF BORROWER

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Required Lenders have previously agreed otherwise:

Indebtedness.  No Restricted Person will in any manner owe or be liable for Indebtedness except:

the Obligations;

unsecured Indebtedness among Borrower and the Guarantors arising in the ordinary course of business;

purchase money Indebtedness and Capital Lease Obligations in an aggregate principal amount not to exceed $10,000,000 at any time, provided that the original principal amount of any such Indebtedness shall not be in excess of the purchase price of the assets acquired thereby and such Indebtedness shall be secured only by the acquired assets;

Indebtedness existing on the date hereof and listed on Schedule 7.1, and renewals and extensions thereof;

Subordinated Debt incurred in connection with Permitted Acquisitions having a maturity date beyond the term of this Agreement;

Indebtedness in respect of deferred software licensing fees in connection with Borrower or any of its Subsidiaries licensing software in the ordinary course of business consistent with past practices in a total amount not to exceed $2,000,000 in the aggregate at any time outstanding;

unsecured Indebtedness consisting of industrial revenue bonds in a total amount not to exceed $600,000 in the aggregate at any time outstanding;

unsecured Indebtedness incurred in connection with Permitted Acquisitions in an aggregate amount not to exceed $40,000,000 at any time outstanding;

Indebtedness of a Person that becomes a Subsidiary of the Borrower (or is a Subsidiary of the Borrower that survives a merger with that Person or any of its Subsidiaries) and Indebtedness secured by assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition if (x) that Indebtedness existed at the time such Person became a Subsidiary of the Borrower or at the time such assets were acquired, as the case may be, and was not created in anticipation thereof, (y) that Indebtedness is not guaranteed in any respect by the Borrower or any other Subsidiary of the Borrower (other than a Subsidiary acquired as part of such Permitted Acquisition that had guaranteed such Indebtedness prior to such Permitted Acquisition, and (z) the aggregate principal amount of Indebtedness outstanding under this Section 7.1(i) does not exceed $15,000,000 at any time;

Attributable Indebtedness in connection with Sale Leaseback Transactions solely related to vehicles and real property, in an aggregate amount not to exceed $20,000,000; and

any other unsecured Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding.

Limitation on Liens.  Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Hedging Contracts.  No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except Hedging Contracts entered into by a Restricted Person and the Agent or any other Lender with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, provided that (a) the aggregate notional amount of such contracts never exceeds seventy-five percent (75%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, and (b) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract.

Limitation on Mergers, Issuances of Securities.  No Restricted Person will merge or consolidate with or into any other Person, except that any Subsidiary of Borrower may be merged into or consolidated with (a) another Subsidiary of Borrower so long as, if a Guarantor is one of the merged entities, a Guarantor is the surviving business entity, (b) Borrower, so long as Borrower is the surviving business entity, and (c) any other Person in connection with a sale of such Restricted Person’s Equity that is permitted by Section 7.5.  Borrower will not issue any equity securities other than shares of its common or preferred stock and any options or warrants giving the holders thereof only the right to acquire such shares.  No Subsidiary of Borrower will issue any additional shares of its capital stock or other equity securities or any options, warrants or other rights to acquire such additional shares or other equity securities except to Borrower or another Subsidiary of Borrower and only to the extent not otherwise forbidden under the terms hereof.  No Subsidiary of Borrower which is a partnership will allow any diminution of Borrower’s interest (direct or indirect) therein.

Limitation on Sales of Property and Discounting of Receivables.  No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein, or discount, adjust, settle, compromise, release, allow any credit against, sell, pledge or assign any notes payable to it, accounts receivable or future income, except:

equipment which is worthless, obsolete, no longer used by or useful to a Restricted Person or which is replaced by equipment of equal suitability and value;

inventory which is sold in the ordinary course of business;

customary credits and discounts of accounts receivable (not including factoring or securitizations) in the ordinary course of business;

other property which is sold for fair consideration not in the aggregate in excess of $30,000,000 in any Fiscal Year, the sale of which will not materially impair or diminish the value of the Collateral or the Consolidated financial condition, business or operations of Borrower; and

Sale Leaseback Transactions relating to solely to vehicles or real property if the Attributable Indebtedness of all Sale Leaseback Transactions then in effect is less than $20,000,000.

Limitation on Distributions and Subordinated Debt.

No Restricted Person will declare or make any Distribution unless no Default or Event of Default exists at the time of any such Distribution or would occur as a result thereof.

No Restricted Person will make any payments on Subordinated Debt, unless no Default or Event of Default exists at such time or would occur as a result thereof.

Limitation on Investments, Acquisitions, Capital Expenditures, and Lines of Business.  No Restricted Person will make any Investments other than Permitted Investments;

make any Capital Expenditures in excess of the sum of (i) $40,000,000 in the aggregate in any Fiscal Year plus (ii) the cash proceeds from the sale of Capital Assets received in such Fiscal Year;

make any Acquisition unless the following conditions are satisfied:

the Acquisition is not hostile in nature;

each line of business to be acquired in the Acquisition is similar to a line of business engaged in by the Borrower at the time of the Acquisition; and

either (A) the Borrower’s Total Leverage Ratio is less than or equal to 1.5 to 1.0 after giving pro forma effect to the Acquisition or (B) the purchase price for the Acquisition is less than or equal to $5,000,000 and the aggregate purchase price for the Acquisition and all prior Acquisitions made during the 12 month period ending on the date of the consummation of such Acquisition is less than or equal to $10,000,000; or

engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations.

Intentionally Omitted.

Transactions with Affiliates.  Neither Borrower nor any of its Subsidiaries will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Borrower and its Subsidiaries.

Prohibited Contracts.  Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract that restricts, or other consensual restriction on, the ability of any Subsidiary of Borrower to: (a) pay dividends or make other Distributions to Borrower, (b) to redeem Equity held in it by Borrower, (c) to repay loans and other Indebtedness owing by it to Borrower, (d) to transfer any of its assets to Borrower, or (e) make loans or advances to Borrower or any of its Subsidiaries.  No Restricted Person will enter, or permit the entry by any Restricted Person into, any contract, lease, or amendment that releases, qualifies, limits, makes contingent or otherwise materially detrimentally affects the rights and benefits of Agent or any Lender under or acquired pursuant to any Security Documents.  No ERISA Affiliate will incur any obligation with respect to any “multiemployer plan” as defined in Section 4001 of ERISA, except an obligation pursuant to collective bargaining agreements to make contributions in the ordinary course of business for employees subject to such collective bargaining agreements.

Financial Covenants.

Minimum Fixed Charge Coverage Ratio.  The Borrower will not permit the ratio, determined as of the end of each of its Fiscal Quarters, for the then most-recently ended four Fiscal Quarters, of (i) its Consolidated EBITDA, minus (A) Consolidated Capital Expenditures, (B) the provision for income taxes (excluding one-time tax charges arising solely from changes to GAAP), and (C) if Borrower’s Net Leverage Ratio is greater than 1.0 to 1.0, Distributions, all calculated on a Consolidated basis, to (ii) its Consolidated Interest Expense, plus scheduled principal payments of Indebtedness, to be less than 2.0 to 1.0.

Intentionally Left Blank.

Consolidated Total Indebtedness Ratio.  The Borrower will not permit its Total Leverage Ratio, determined as of the end of each of its Fiscal Quarters, for the then most-recently ended four Fiscal Quarters, to be greater than 2.5 to 1.0.

Limitation on Further Negative Pledges.  The Borrower shall not, and shall cause each other Restricted Person not to, enter into any agreement limiting its ability to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except pursuant to the Loan Documents;

pursuant to any agreement with any counterparty that has entered into an Intercreditor Agreement;

pursuant to any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on property or assets of the Borrower or any other Restricted Person (whether now owned or hereafter acquired) securing the Loans or any Hedging Contract and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of the Borrower of any other Restricted Person to secure the Loans, any Hedging Contract or any other Obligations;

prohibitions or limitations contained in any industrial revenue or development bonds, acquisition agreements, licenses, and leases of real property and equipment entered into in the ordinary course of business that apply only to the property that is the subject of those bonds, agreements, licenses or leases;

prohibitions or limitations against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted under this Agreement; and

prohibitions or limitations against encumbrances on specific property subject to a proposed asset sale permitted hereunder contained in any document relating to that asset sale.

prohibitions or limitations in favor of any holder of Indebtedness permitted under 7.1(i), solely to the extent any such negative pledge relates to property acquired as part of the Permitted Acquisition pursuant to which the Borrower acquired the obligor of such Indebtedness; and

prohibitions or limitations against encumbrances on property (including equipment, but excluding real property) (i) to be delivered by a Restricted Person to a job site in the ordinary course of business, (ii) transferred in the ordinary course of business to a Restricted Person as part of a transaction pursuant to which such property will be transferred to the owner of such project at or prior to the end of such job, or (iii) that otherwise temporarily enters a Restricted Person’s custody in the ordinary course of business.

EVENTS OF DEFAULT AND REMEDIES

Events of Default.  Each of the following events constitutes an Event of Default under this Agreement:

Any Restricted Person fails to pay any principal component of any Obligation when due and payable;

Any Restricted Person fails to pay any payment of interest or fees on the date which such payment is due and such failure continues for a period of three (3) days;

Any Restricted Person fails to pay any Obligation (other than the Obligations in subsections (a) and (b) above) within three Business Days after the same becomes due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Article VII;

Any Restricted Person fails (other than as referred to in subsections (a), (b), (c), (d) or (e) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Agent to Borrower;

Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Agent;

Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $10,000,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

Either (i) any ERISA Affiliate fails to satisfy the “minimum funding standard” (as defined in Section 412(a) of the Internal Revenue Code), without taking into account any waiver by the Secretary of the Treasury or his delegate, with respect to any ERISA Plan, and the aggregate amount necessary to cure all such failures exceeds $10,000,000, or (ii) the occurrence of a Termination Event with respect to any ERISA Plan, that, when taken together with all other Termination Events that have occurred and are continuing, could reasonably be expected to subject to any Restricted Person to liability individually or in the aggregate in excess of $10,000,000, or (iii) the payment by a Restricted Person of the sum of the contributions to each ERISA Plan that would be necessary for the “adjusted funding target attainment percentage” (within the meaning of Section 436 of the Code) of each such ERISA Plan to equal 100 percent could reasonably be expected to cause a Material Adverse Change.

Any Restricted Person:

suffers the entry against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty (60) days; or

commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

suffers the entry against it of a final judgment for the payment of money in excess of $10,000,000 (not covered by insurance satisfactory to Agent in its reasonable discretion), unless the same is discharged within forty-five (45) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within forty-five (45) days after the entry or levy thereof or after any stay is vacated or set aside;

Any Change of Control occurs;

The occurrence of an event of default under any document to which any Restricted Person and any surety are both parties that, with the passage of time, would permit foreclosure by such surety on a material portion of the Collateral.

Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii) or (j)(iii) of this section with respect to Borrower, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.  Upon any such acceleration, any obligation of any Lender and any obligation of LC Issuer to issue Letters of Credit hereunder to make any further Loans shall be permanently terminated.  During the continuance of any other Event of Default, Agent at any time and from time to time may (and upon written instructions from Required Lenders, Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following:  (1) terminate any obligation of Lenders to make Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

Remedies.  If any Event of Default shall occur and be continuing, each Lender Party may terminate its Revolving Loan Commitment and protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender Party may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have.  All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.  Notwithstanding the foregoing, the right to credit bid the Obligations in connection with any foreclosure sale or sale in a bankruptcy proceeding may only be exercised by the Administrative Agent acting at the direction of the Required Lenders unless the Required Lenders agree that a Lender may credit bid its Obligations in connection with such a sale.

Application of Proceeds after Acceleration.  Except as otherwise provided in the Security Documents with respect to application of proceeds to any reimbursements due Agent thereunder and to the Lender Hedging Obligations, if Agent collects or receives money on account of the Obligations after the acceleration of the Obligations as provided in Section 8.1, Agent shall distribute all money so collected or received:

First, to any reimbursements due Agent hereunder;

Second, ratably to payment of that portion of Obligations constituting accrued and unpaid interest and Lender Hedging Obligations; provided that Agent shall have no independent responsibility to determine the existence or amount of Lender Hedging Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Lender Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Hedging Obligations; provided further, however, that Agent may rely on statements of the Lender Parties as to the existence and amounts of Lender Hedging Obligations owing to them;

Third, ratably to the payment or cash-collateralization of all other Obligations of the Borrower or any Guarantor owing under or in respect of the Loan Documents that are due and payable on such date (and among such Obligations in the manner provided in Section 3.1); and

The balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

AGENT

Appointment and Authority.  Each Lender Party hereby irrevocably authorizes Agent, and Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto.  The relationship of Agent to the other Lender Parties is only that of one commercial lender acting as Agent for others, and nothing in the Loan Documents shall be construed to constitute Agent a trustee or other fiduciary for any Lender Party or any holder of any participation in a Note nor to impose on Agent duties and obligations other than those expressly provided for in the Loan Documents.  With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of Agent, Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all Lender Parties in so acting or refraining from acting) upon the instructions of Required Lenders (including itself), provided, however, that Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable Law.

Exculpation, Agent’s Reliance, Etc.  Neither Agent nor any of its directors, officers, Agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, including their negligence of any kind, except that each shall be liable for its own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Agent (a) may treat the Person whose name is set forth on the Register as the holder of any Obligation as the holder thereof until Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such Person and in the form required under Section 10.5(c) and in form satisfactory to Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any other Lender and shall not be responsible to any other Lender Party for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Restricted Person or to inspect the property (including the books and records) of any Restricted Person; (e) shall not be responsible to any other Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of each Restricted Person or Lender Party in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

Credit Decisions.  Each Lender Party acknowledges that it has, independently and without reliance upon any other Lender Party, made its own analysis of Borrower and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents.  Each Lender Party also acknowledges that it will, independently and without reliance upon any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

Indemnification.  Each Lender agrees to indemnify Agent (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lender’s Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Agent growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort and otherwise and including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT

LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT,

provided only that no Lender shall be obligated under this section to indemnify Agent for that portion, if any, of any liabilities and costs which is proximately caused by Agent’s own individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment.  Cumulative of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for such Lender’s Percentage Share of any costs and expenses to be paid to Agent by Borrower under Section 10.4(a) to the extent that Agent is not timely reimbursed for such expenses by Borrower as provided in such section.  As used in this section the term “Agent” shall refer not only to the Person designated as such in Section 1.1 but also to each director, officer, Agent, attorney, employee, representative and Affiliate of such Person.

Rights as Lender.  In its capacity as a Lender, Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not Agent.  Agent may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Restricted Person or their Affiliates, all as if it were not Agent hereunder and without any duty to account therefor to any other Lender.

Sharing of Set-Offs and Other Payments.  Each Lender Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Agent under Section 3.1, causes such Lender Party to have received more than it would have received had such payment been received by Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations.  Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation.  If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Tribunal order to be paid on account of the possession of such funds prior to such recovery.

Investments.  Whenever Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute.  If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to Lender Parties, Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment.  All monies received by Agent for distribution to Lender Parties (other than to the Person who is Agent in its separate capacity as a Lender Party) shall be held by Agent pending such distribution solely as Agent for such Lender Parties, and Agent shall have no equitable title to any portion thereof.

Benefit of Article IX.  The provisions of this Article (other than the following Section 9.9) are intended solely for the benefit of Lender Parties, and no Restricted Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against any Lender.  Lender Parties may waive or amend such provisions as they desire without any notice to or consent of Borrower or any Restricted Person.

Resignation.  Agent may resign at any time by giving written notice thereof to Lenders and Borrower.  Each such notice shall set forth the date of such resignation.  Upon any such resignation, Required Lenders shall have the right to appoint (with, unless an Event of Default shall have occurred and be continuing, the consent of Borrower, such consent not to be unreasonably withheld or delayed) a successor Agent.  A successor must be appointed for any retiring Agent, and such Agent’s resignation shall become effective when such successor accepts such appointment.  If, within thirty days after the date of the retiring Agent’s resignation, no successor Agent has been appointed and has accepted such appointment, then the retiring Agent may appoint (with, unless an Event of Default shall have occurred and be continuing, the consent of Borrower, such consent not to be unreasonably withheld or delayed) a successor Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the Laws of the United States of America or of any state thereof.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After any retiring Agent’s resignation hereunder the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  Agent will notify Lenders of its receipt of any such notice.  Agent shall take such action with respect to such Default as may be directed by Required Lenders in accordance with Article VIII; provided, however, that unless and until Agent has received any such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.

Co-Agents.  The Parties identified on the facing page of this Agreement as “Lead Arranger,” “Syndication Agent” or “Documentation Agent” have no right, power, obligation, liability, responsibility, or duty under the Loan Documents in such capacity.  Without limiting the foregoing, each Party so identified as “Lead Arranger,” “Syndication Agent” or

“Documentation Agent” shall not have and shall not be deemed to have any fiduciary relationship with any other Lender.  Each Lender acknowledges that it has not relied, and will not rely, on taking or not taking action hereunder.

MISCELLANEOUS

Waivers and Amendments; Acknowledgments.

Waivers and Amendments.  No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy.  No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing.  No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances.  No waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Agent or LC Issuer, by such party, and (iii) if such party is a Lender, subject to Section 2.18, by such Lender or by Agent on behalf of Lenders with the written consent of Required Lenders (which consent has already been given as to the termination of the Loan Documents as provided in Section 10.9).  Notwithstanding the foregoing or anything to the contrary herein (except Section 2.18, to the extent applicable), Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would:  (1) waive any of the conditions specified in Article IV (provided that Agent may in its discretion withdraw any request it has made under Section 4.2), (2) increase the maximum amount which such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Notes, (4) extend the Maturity Date, or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Borrower from its obligation to pay such Lender’s Obligations or any Guarantor (other than a Guarantor which ceases to be a Subsidiary pursuant to a sale or other disposition permitted by the Loan Documents) from its guaranty of such payment or (7) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, or (8) amend this Section 10.1(a).  Notwithstanding the foregoing or anything to the contrary herein except Section 2.18, to the extent applicable), Agent shall not, without the prior consent of each individual Lender affected thereby (or, as applicable, an Affiliate of such Lender), execute and deliver any waiver or amendment to any Loan Document which would (i) cause an obligation under any outstanding Hedging Contract owing to such Lender (or its Affiliate) that, prior to such waiver or amendment, constituted a

“Lender Hedging Obligation” to cease to be a “Lender Hedging Obligation” or (ii) cause the priority of the Lien securing such obligation or the priority of payment with respect to such obligation in connection with the exercise of remedies under such Loan Document to be subordinate in any manner to the other Obligations (other than expense reimbursements, expenses of enforcement, and other similar obligations owing under the Loan Documents).

Acknowledgments and Admissions.  Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(f), Agent shall act as Agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender, (vii) Agent is not Borrower’s Agent, but Agent for Lenders, provided that, solely for purposes of Section 10.5(f), Agent shall act as Agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time subject to the terms of this Agreement, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

Joint Acknowledgment.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Survival of Agreements; Cumulative Nature.  Except for representations and warranties given as of a specified date, all of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated.  All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement.  The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege.  In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, unless the Loan Documents shall expressly provide that such exception shall apply to such similar representation, warranty, indemnity, or covenant.

Notices.  All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Agent may give telephonic notices to the other Lender Parties), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Borrower and Restricted Persons at the address of Borrower specified on the signature pages hereto and to each Lender Party at its address specified on Schedule 3.1 hereto (unless changed by similar notice in writing given by the particular Person whose address is to be changed).  Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile or other electronic transmission, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail; provided, however, that no Borrowing Notice shall become effective until actually received by Agent.

Payment of Expenses; Indemnity.

Payment of Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, Borrower will promptly (and in any event, within thirty (30) days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of Agent (including without limitation reasonable attorneys’ fees, travel costs and miscellaneous expenses), but excluding consultants fees other than in connection with an annual field audit permitted below, in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, (4) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (iii) all reasonable costs and expenses incurred by the Agent on behalf of any Lender Party (including without limitation reasonable attorneys’ fees, reasonable consultants’ fees and reasonable accounting fees) in connection with the conduct of an annual field audit, the preservation of any rights under the Loan Documents or the defense or enforcement of any of the Loan Documents (including this section), any attempt to cure any breach thereunder by any Restricted Person, or the defense of any Lender Party’s exercise of its rights thereunder.  In addition to the foregoing, until all Obligations have been paid in full, Borrower will also pay or reimburse Agent for all reasonable out-of-pocket costs and expenses of Agent or its agents or employees in connection with the continuing administration of the Loans and the related due diligence of Agent, including travel and miscellaneous expenses and reasonable fees and expenses of Agent’s outside counsel and consultants engaged in connection with the Loan Documents.

Indemnity. Borrower agrees to indemnify each Lender Party, upon demand, from and against any and all liabilities, obligations, broker’s fees, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise).  Among other things, the foregoing indemnification covers all liabilities and costs incurred by any Lender Party related to any breach of a Loan Document by a Restricted Person, any bodily injury to any Person or damage to any Person’s property, or any violation or noncompliance with any Environmental Laws by any Lender Party or any other Person or any liabilities or duties of any Lender Party or any other Person with respect to Hazardous Materials found in or released into the environment.

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER PARTY,

provided only that no Lender Party shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment.  If any Person (including Borrower or any of its Affiliates) ever alleges such gross negligence or willful misconduct by any Lender Party, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final and nonappealable judgment as to the extent and effect of the alleged gross negligence or willful misconduct.  As used in this section the term “Lender Party” shall refer not only to each

Person designated as such in Section 1.1 but also to each director, officer, Agent, trustee, attorney, employee, representative and Affiliate of or for such Person.

Joint and Several Liability; Parties in Interest; Assignments.

All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.  All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Restricted Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of the Required Lenders.  Neither Borrower nor any Affiliates of Borrower shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it.  If Borrower or any Affiliate of Borrower at any time purchases some but less than all of the Obligations owed to all Lender Parties, such purchaser shall not be entitled to any rights of any Lender under the Loan Documents unless and until Borrower or its Affiliates have purchased all of the Obligations.

No Lender shall sell any participation interest in its commitment hereunder or any of its rights under its Loans or under the Loan Documents to any Person unless the agreement between such Lender and such participant at all times provides: (i) that such participation exists only as a result of the agreement between such participant and such Lender and that such transfer does not give such participant any right to vote as a Lender or any other direct claims or rights against any Person other than such Lender, (ii) that such participant is not entitled to payment from any Restricted Person under Sections 3.2 through 3.8 of amounts in excess of those payable to such Lender under such sections (determined without regard to the sale of such participation), and (iii) unless such participant is an Affiliate of such Lender, that such participant shall not be entitled to require such Lender to take any action under any Loan Document or to obtain the consent of such participant prior to taking any action under any Loan Document, except for actions which would require the consent of all Lenders under subsection (a) of Section 10.1.  No Lender selling such a participation shall, as between the other parties hereto and such Lender, be relieved of any of its obligations hereunder as a result of the sale of such participation.  Each Lender which sells any such participation to any Person (other than an Affiliate of such Lender) shall give prompt notice thereof to Agent and Borrower.

Except for sales of participations under the immediately preceding subsection, no Lender shall make any assignment or transfer of any kind of its commitments or any of its rights under its Loans or under the Loan Documents, except for assignments to an Eligible Transferee, and then only if such assignment is made in accordance with the following requirements:

Each such assignment shall apply to all Obligations owing to the assignor Lender hereunder and to the unused portion of the assignor Lender’s Revolving Loan Commitment, so that after such assignment is made the assignor Lender shall have a fixed (and not a varying) Percentage Share in its Loans and Notes and be committed to make that Percentage Share of all future Loans, the assignee shall have a fixed Percentage Share in the aggregate Loans and Notes and be committed to make that

Percentage Share of all future Loans, and, except in the case of an assignment of the entire remaining amount of the assignor’s Percentage Share of the Revolving Loan Commitment, the Revolving Loan Commitment to be assigned shall equal or exceed $5,000,000.

The parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the “Register” (as defined below in this section), an Assignment and Acceptance in the form of Exhibit 10.5, appropriately completed, together with the Note subject to such assignment and a processing fee payable to Agent of $3,500.  Upon such execution, delivery, and payment and upon the satisfaction of the conditions set out in such Assignment and Acceptance, then (1) Borrower shall issue new Notes to such assignor and assignee upon return of the old Notes to Borrower, and (2) as of the “Settlement Date” specified in such Assignment and Acceptance the assignee thereunder shall be a party hereto and a Lender hereunder and Agent shall thereupon deliver to Borrower and each Lender a schedule showing the revised Percentage Shares of such assignor Lender and such assignee Lender and the Percentage Shares of all other Lenders.

Each assignee Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income tax purposes, shall (to the extent it has not already done so) provide Agent and Borrower with the “Prescribed Forms” referred to in Section 3.6(d).

Unless the assignee is a Lender, an Affiliate of a Lender or an Approved Fund, such assignment shall not be effective unless consented to in writing by Agent, the LC Issuer, and the Swingline Lender and, unless an Event of Default shall have occurred and be continuing, Borrower (such consent not to be unreasonably withheld or delayed).

Nothing contained in this section shall prevent or prohibit any Lender from assigning or pledging all or any portion of its Loans and Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided that no such assignment or pledge shall relieve such Lender from its obligations hereunder.

By executing and delivering an Assignment and Acceptance, each assignee Lender thereunder will be confirming to and agreeing with Borrower, Agent and each other Lender Party that such assignee understands and agrees to the terms hereof, including Article IX hereof.

Agent shall maintain a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of Lenders and the Percentage Shares of, and principal amount of the Loans owing to, each Lender from time to time (in this section called the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender Party may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes.  The Register shall be available for inspection by Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.  Agent shall act as Agent of Borrower solely for purposes of maintaining the Register as set forth in this Section 10.5(f).

The Borrower shall not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

Confidentiality.  Each Lender Party agrees to keep confidential any information furnished or made available to it by any Restricted Person pursuant to this Agreement that is financial information, information in connection with a proposed transaction, or information marked confidential; provided that nothing herein shall prevent any Lender Party from disclosing such information (a) to any other Lender Party or any Affiliate of any Lender Party, or any officer, director, employee, agent, attorney, auditor, or advisor of any Lender Party or Affiliate of any Lender Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any Law, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any Tribunal, (f) that is or becomes available to the public or that is or becomes available to any Lender Party other than as a result of a disclosure by any Lender Party prohibited by this Agreement, (g) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, (h) subject to provisions substantially similar to those contained in this section, to any actual or proposed participant or assignee or any actual or proposed contractual counterparty (or its advisors) to any securitization, hedge, or other derivative transaction relating to the parties’ obligations hereunder, and (i) if it is otherwise available in the public domain.  Notwithstanding anything set forth herein to the contrary, each party to this Agreement and each of its employees, representatives, and other Agents is hereby expressly authorized to disclose the “tax treatment” and “tax structure” (as those terms are defined in Treas. Reg. §§ 1.6011-4(c)(8) and (9), respectively) of the transactions contemplated hereby and all materials of any kind, including opinions or other tax analyses, that have been provided to it by any other party relating to such tax treatment or tax structure.  Any Person required to maintain the confidentiality of information described in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

Governing Law; Submission to Process.  Except to the extent that the Law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the Laws of the State of Texas and shall be construed and enforced in accordance with and governed by the Laws of the State of Texas and the Laws of the United States of America, without regard to principles of conflicts of law.  Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) does not apply to this Agreement or to the Notes.  Borrower hereby irrevocably submits itself and each other Restricted Person to the exclusive jurisdiction of the state and federal courts sitting in the State of Texas and agrees and consents that service of process may be made upon it or any Restricted Person in any legal proceeding relating to the Loan Documents or the Obligations by any means allowed under Texas or federal law.  Any legal proceeding arising out of or in any way related to any of the Loan Documents shall be brought and litigated exclusively in the United States District Court for the Southern District of Texas, Houston Division, to the extent it has subject matter jurisdiction, and otherwise in the Texas District Courts sitting in Harris County, Texas.  The parties hereto hereby waive and agree not to assert, by way of motion, as a defense or otherwise, that any such proceeding is brought in an inconvenient forum or that the venue thereof is improper, and further agree to a transfer of any such proceeding to a federal court sitting in the State of Texas to the extent that it has subject matter jurisdiction, and otherwise to a state court in Houston, Texas.  In furtherance thereof, Borrower and Lender Parties each hereby acknowledge and agree that it was not inconvenient for them to negotiate and receive funding of the transactions contemplated by this Agreement in such county and that it will be neither inconvenient nor unfair to litigate or otherwise resolve any disputes or claims in a court sitting in such county.

Limitation on Interest.  Lender Parties, Restricted Persons and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect.  Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  Lender Parties expressly disavow any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated.  If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or the other payor thereof upon such determination.  In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, Lender Parties and Restricted Persons (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable Law.  In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply. As used in this section the term “applicable Law” means the Laws of the State of Texas or the Laws of the United States of America, whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.

Termination; Limited Survival.

In its sole and absolute discretion Borrower may at any time that no Obligations are owing (other than indemnity obligations and similar obligations that survive the termination of this Agreement for which no notice of a claim has been received by Borrower) elect in a written notice delivered to Agent to terminate this Agreement.  Upon receipt by Agent of such a notice, if no Obligations are then owing, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder.  Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through Section 3.6, and any obligations which any Person may have to indemnify or reimburse any Lender Party shall survive any termination of this Agreement or any other Loan Document.  The foregoing consent shall constitute the written consent of Required Lenders required under Section 10.1(a)(iii).  At the request and expense of Borrower, Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents.  Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

The Agent and the Lenders hereby consent to (i) the automatic release of any Liens securing the Obligations in Collateral that is sold or otherwise disposed of by a Restricted Person in compliance with this Agreement and (ii) the automatic release from the relevant Guaranty of any Guarantor that ceases to be a Subsidiary pursuant to a sale or disposal of property that is permitted by this Agreement, in each case without need for further approval of the Agent or any Lender.  The foregoing consent shall constitute the written consent of Required Lenders required under clause (iii) of the fourth sentence of Section 10.1(a), with respect to such releases of Liens and Guarantors.  At the request and expense of Borrower, Agent shall prepare and execute all necessary or reasonably requested instruments and documents to reflect and effect such releases of Liens and Guarantors.  Agent is hereby authorized to execute all such instruments and documents on behalf of all Lenders, without the joinder of or further action by any Lender.

Severability.  If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Counterparts; Fax.  This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.  This Agreement and the Loan Documents may be validly executed and delivered by facsimile or other electronic transmission.

Intentionally Omitted.

Waiver of Jury Trial, Punitive Damages, etc.  Each of the Borrower and each Lender Party hereby knowingly, voluntarily, intentionally, and irrevocably (a) waives, to the maximum extent not prohibited by Law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with the

Loan Documents or any transaction contemplated thereby or associated therewith, before or after maturity; (b) waives, to the maximum extent not prohibited by Law, any right they may have to claim or recover in any such litigation any “Special Damages”, as defined below, (c) certifies that no party hereto nor any representative or Agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (d) acknowledges that it has been induced to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this section.  As used in this section, “Special Damages” includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds which any party hereto has expressly promised to pay or deliver to any other party hereto.

USA Patriot Act.  Agent hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies each Restricted Person, which information includes the name and address of each Restricted Person and such other information that will allow each Lender to identify each Restricted Person in accordance with the Act.

Renewal and Extension.  The Indebtedness arising under this Agreement is a renewal, extension and restatement on revised terms of (but not an extinguishment or novation of) the Existing Credit Agreement and, from and after the date hereof, the terms and provisions of the Existing Credit Agreement shall be superseded by the terms and provisions of this Agreement.  Borrower hereby agrees that (i) the Indebtedness evidenced by the Existing Credit Agreement, all accrued and unpaid interest thereon, and all accrued and unpaid fees under the Existing Credit Agreement shall be deemed to be Indebtedness of Borrower outstanding under and governed by this Agreement and (ii) all Liens securing the Indebtedness evidenced by the Existing Credit Agreement shall continue in full force and effect to secure the Secured Obligations.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

Comfort Systems USA, Inc.,
Borrower

By:	/s/ William George III
William George III
Executive Vice President and
Chief Financial Officer

Address:
675 Bering, Suite 400
Houston, Texas 77057
Attention: William George III

Telephone: (713) 830-9650
Fax: (713) 830-9659

Wells Fargo Bank, National Association,
Agent, LC Issuer, Swingline Lender and Lender

By:	/s/ Melanie Ottens
Melanie Ottens, Vice President

Address:
Wells Fargo Bank, National Association
1000 Louisiana, 3rd Floor
Houston, Texas 77002
Attention: Melanie Ottens
Telephone: (713) 319-1630
Fax: (713) 739-1086

Capital One, N.A.,
Lender

By:	/s/ Debra Halling
Debra Halling
Senior Vice President

Address:

Capital One, N.A.
5718 Westheimer, Suite 600
Houston, Texas 77057
Attention: Debra Halling
Telephone: (713) 435-5024
Fax: (713) 706-5499

Bank of Texas, N.A.,
Lender

By:	/s/ Edward H. Braddock
Name:	Edward H. Braddock
Title:	Senior Vice President

Address:

Bank of Texas, N.A.
5 Houston Center
1401 McKinney, Suite 1650
Houston, Texas 77010
Attention: Edward H. Braddock
Telephone: (713) 289-5855
Fax: (713) 289-5825

Regions Bank,
Lender

By:	/s/ H. Gale Smith, Jr.
Name:	H. Gale Smith, Jr.
Title:	Senior Vice President

Address:

Regions Bank
5005 Woodway Drive, Suite 110
Houston, Texas 77479
Attention: H. Gale Smith, Jr.
Telephone: 713-426-7157
Fax: 713-426-7180

Branch Bank & Trust Company,
Lender

By:	/s/ H. Gale Smith
Name:	H. Gale Smith
Title:	Vice President

Address:

Branch Bank & Trust Company
200 West Second Street, 16th Floor
Winston-Salem, North Carolina 27101
Attention: Eric Searls
Telephone: 336-733-2741
Fax: 336-733-2740